NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

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R. R. Donnelley & Sons Company

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2012

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

111 South Wacker Drive

Chicago, Illinois 60606-4301

2012 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Renaissance Chicago

Chicago O’Hare Suites

8500 W. Bryn Mawr

Rosemont, Illinois

Salons A&B

WHEN

Thursday,	May 17, 2012 at
10:00	a.m. Chicago time

WHY

•	To elect the nominees identified in this proxy statement for a one-year term

•	To provide an advisory vote on executive compensation

•	To approve the Company’s 2012 Performance Incentive Plan

•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

•	To vote on a stockholder proposal set out in the proxy statement, if such proposal is properly introduced at the meeting

•	To conduct any other business if properly raised

RECORD DATE

The close of business on March 28, 2012

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 19. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on March 28, 2012, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Suzanne S. Bettman

Secretary

April 11, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 17, 2012. This proxy statement and our annual report to stockholders are available on the internet at www.rrdonnelley.com/proxymaterials. On this site, you will be able to access our 2012 proxy statement, our 2011 annual report, our annual report on Form 10-K for the fiscal year ended December 31, 2011, and all amendments or supplements to the foregoing material that are required to be furnished to stockholders.

2012 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 11, 2012

This proxy statement is issued by RR Donnelley in connection with the 2012 Annual Meeting of Stockholders scheduled for May 17, 2012. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 11, 2012.

Proposals

Proposal 1: Election of Directors

The following information about the business background of each person nominated by the Board has been furnished to the Company by the nominees for director. In connection with the purchase by the Company of Moore Wallace Incorporated (“Moore Wallace”), Messrs. Pope and Riordan were appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of the Company, Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc. Each director will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until such director’s earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Thomas J. Quinlan III

Chief executive officer and president of the Company since April 2007; group president, Global Services of the Company from October 2006 to April 2007; chief financial officer of the Company from April 2006 to October 2007; executive vice president, operations of the Company from February 2004 to October 2006; various capacities at Moore Wallace (and its predecessor, Moore) that included: executive vice president-business integration from May 2003 to February 2004; executive vice president-office of the chief executive from January 2003 until May 2003; and executive vice president and treasurer from December 2000 until December 2002; executive vice president and treasurer of Walter Industries, Inc., a homebuilding industrial conglomerate, in 2000; various positions, including vice president and treasurer, at World Color Press, Inc. from 1994 until 1999.

Qualifications: Mr. Quinlan’s day-to-day leadership as chief executive officer of the Company, as well as his many years of experience in the printing industry in both finance and operations, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Current Directorships: None

Former Directorships: None

Age: 49

Director since: 2007

Stephen M. Wolf

Chairman of the Board of Directors of the Company; chairman of Lehman Brothers Private Equity Advisory Board, July 2005 to September 2008; managing partner of Alpilles, LLC, a private investment company, April 2003 to present; chairman of Trilantic Capital Partners, previously Lehman Brothers Merchant Bank, April 2009 to present; non-executive chairman of US Airways Group, Inc., an air carrier holding company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996 to 2002; chief executive officer of US Airways Group, Inc. and US Airways, Inc., 1996 to 1998 and 2001 to 2002; previously and from 1994, senior advisor in Lazard Frères & Co. LLC, an investment banking firm; chairman and chief executive officer UAL Corporation and United Airlines, Inc., 1987-1994. U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

Qualifications: Mr. Wolf’s experience as chief executive officer of public companies provides valuable insight for the Company as to the issues and opportunities facing the Company, as well as experience in strategic planning and leadership of complex organizations. He also has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Chrysler Group, LLC; Philip Morris International Inc.

Former Directorships: Altria Group, Inc.

Age: 70

Director since: 1995

Proposals

Susan M. Cameron

Former president and chief executive officer of Reynolds American Inc. (RAI), a manufacturer of cigarettes and other tobacco products, January 2004 to February 2011; chairman of RAI January 2006 to October 2010; chairman of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, since July 2004; chief executive officer of RJR Tobacco, July 2004 to December 2006; president and chief executive officer of Brown & Williamson Holdings Inc. (formerly known as Brown & Williamson Tobacco Corporation, and referred to here as B&W) from 2001 to 2004; director of B&W from 2000 to 2004 and chairman of the board of B&W from January 2003 to 2004; prior thereto, various positions with both B&W and its parent company British American Tobacco plc since 1981.

Qualifications: Ms. Cameron’s experience as chairman and chief executive officer of a public manufacturing company provides the Board with a perspective of a leader familiar with all facets of a global enterprise facing the same set of current external economic and governance issues.

Current Directorships: Tupperware Brands Corporation

Former Directorships: Reynolds American Inc.

Age: 53

Director since: 2009

Lee A. Chaden

Chairman of Hanesbrands Inc. (spun off from Sara Lee Corporation September 2006), a global consumer products company, January 2008 to December 2008; former executive chairman of Hanesbrands, April 2006 to December 2007; chief executive officer of Sara Lee Branded Apparel, a division of Sara Lee Corporation, a global consumer products company, 2004 to 2006; prior thereto, various positions at Sara Lee Corporation since 1991.

Qualifications: Mr. Chaden’s extensive experience as a senior manager, chief executive officer and chairman of global consumer products companies provides knowledge in global operations, marketing, international business and strategic planning. He is an audit committee financial expert based on his chief executive officer experience, including his experience supervising a company’s principal financial and accounting officers. He also has considerable corporate governance experience through years of service on the boards of other public companies.

Current Directorships: Carlson, Inc.; Hanesbrands Inc.

Former Directorships: Stora Enso OYJ

Age: 70

Director since: 2008

Proposals

Richard L. Crandall

Founder and Chairman, Enterprise Software Roundtable, a CEO roundtable for the software industry, since 1995; founding Managing Director of Arbor Partners, a high technology venture capital firm, since November 1997; Managing Partner of Alpine Capital Partners, LLC, a real estate developer, May 2005 to April, 2011; Chairman, Novell, Inc., a provider of IT management software, from 2008 to 2011 and director from 2003 to 2011; Chairman of Giga Information Group, an information technology research and advisory firm, from July 2002 until February 2003, and director of and special advisor to Giga Information Group from its founding in April 1996 until February 2003; technology advisor to U.S. Chamber of Commerce, from 2003 to 2008; founder Comshare, Inc., a decision support software company, and served as CEO from April 1970 until April 1994 and Chairman from April 1994 until April 1997.

Qualifications: Mr. Crandall’s experience as a director and advisor to several companies ranging from large to small and public to private in the information technology and technology fields, including as CEO of a software company, gives him valuable knowledge and perspective and allows him to bring a variety of viewpoints to Board deliberations. In addition, his background in the financial services industry also provides important financial and investment expertise and his information technology experience provides perspective on technology risks facing the company.

Current Directorships: Diebold, Inc.; Pelstar LLC; Platinum Energy Solutions; Actv8.me

Former Directorships: Novell, Inc.; Claymore Dividend & Income Fund

Age: 68

Director since: 2012

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992 to 1996.

Qualifications: Ms. Hamilton’s experience as chief executive officer of various software and technology companies helps the Board address the challenges faced due to rapid changes in communications strategies. Her involvement in early stage companies also brings to the Board entrepreneurial experience. She also has considerable corporate governance experience through years of service on the boards of other companies.

Current Directorships: None

Former Directorships: Artistic Media Partners, Inc.; Classroom Connect Inc.; Evolve, Inc.; Ex’pression University for New Media; Giga Information Group; Lante Corp.; MarketTools, Inc.; Novell, Inc.; Software.com

Age: 67

Director since: 1995

Thomas S. Johnson

Retired chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, GreenPoint Bank, a New York chartered savings bank, 1993 to 2004.

Qualifications: Mr. Johnson’s experience as chairman and chief executive officer of a financial institution provides experience in operational and strategic leadership. He also has considerable corporate governance experience through his years of service on the boards of other public companies.

Current Directorships: Alleghany Corporation; The Phoenix Companies, Inc.

Former Directorships: Federal Home Loan Mortgage Corp. (Freddie Mac); North Fork Bancorporation, Inc.

Age: 71

Director since: 1990

Proposals

John C. Pope

Chairman of PFI Group, LLC, a private investment company; Chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm from November 2004 to December 2011; Chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994 and prior thereto, various positions since 1988.

Qualifications: Mr. Pope’s experience as chairman and senior executive of various public companies provides financial, strategic and operational leadership ability. He is an audit committee financial expert based on his experience as a member and chairman of other public company audit committees. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Current Directorships: Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.; Kraft Foods, Inc.; Waste Management, Inc.

Former Directorships: Federal-Mogul Corporation; Per Se Technologies, Inc.

Age: 63

Director since: 1996

Michael T. Riordan

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of disposable diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation, manufacturers of disposable paper products.

Qualifications: Mr. Riordan’s experience as chairman and chief executive officer of manufacturing companies provides experience in operational and strategic leadership. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: Clearwater Paper Corporation

Former Directorships: Potlatch Corporation; The Dial Corporation

Age: 61

Director since: 1999

Oliver R. Sockwell

Former president and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997. Previously executive vice president, finance at SLM Corporation (Sallie Mae). From 1998 to 2003, executive-in-residence at Columbia Business School (taught the executive leadership course).

Qualifications: Mr. Sockwell’s experience as president and chief executive officer of Connie Lee provides expertise in operational and strategic leadership as does his academic tenure at Columbia. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: None

Former Directorships: Liz Claiborne, Inc.; Wilmington Trust Corporation

Age: 69

Director since: 1997

Proposals

The Board recommends that stockholders vote for each of our nominees. Only directors that receive a majority of the votes cast “FOR” their election will be elected. In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2011, the Board met 11 times. Each director of the Company during 2012 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

Proposal 2: Advisory Vote on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is presenting a proposal that gives stockholders the opportunity to cast an advisory (non-binding) vote on our executive compensation for named executive officers by voting for or against it. This is the second year that the Company is asking stockholders to vote on this type of proposal, known as a “say-on-pay” proposal. At our 2011 Annual Meeting, our stockholders voted to approve (on a non-binding basis) our executive compensation. At the 2011 Annual Meeting, stockholders were also asked to vote on whether the say-on-pay vote should be held annually, every two years or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board determined, as a result of such vote on the frequency of the advisory (non-binding) vote to approve our executive compensation, that we will hold an advisory (non-binding) vote to approve our executive compensation every year.

As disclosed in the Compensation Discussion and Analysis beginning on page 28, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;

•	Structure compensation so that our executives share in the Company’s short and long term successes and challenges by varying compensation from target levels based upon business performance;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•

Base a substantial portion of the Chief Executive Officer’s and top two operating executives long term incentive award on performance measures while maintaining a meaningful portion that vests over time and is therefore focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards and stock ownership requirements.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Human Resources Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•

Compensation levels are targeted at the market median with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved. These levels are reviewed against other industrial companies of similar or larger size and scope, since we are significantly larger than all of our direct competitors and our markets for talent are necessarily broader.

•	An annual incentive program that requires the achievement of a meaningful financial threshold (non-GAAP earnings per share in 2011) before any incentives are paid.

•	An entirely equity based long-term incentive program, ensuring alignment with stockholders interests.

•

Stock ownership requirements for executives further to strengthen the alignment of executives’ and stockholders interests (all of our senior executives’ holdings currently exceed their respective guidelines).

•	Minimal perquisites representing less than 1% of the total compensation package.

•	No option repricing or option grants below market, and no tax gross-ups on any benefits or perquisites.

Proposals

•

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an executive officer that provides for certain benefits in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

•

To strengthen further the Company’s pay for performance orientation, performance share units (“PSUs”) were re-introduced in 2011, tied to the Company’s performance over the next three years (2011-2013) measured based on non-GAAP Earnings before Interest, Taxes, Depreciation and Amoritization (“EBITDA”), capital expenditures and working capital management.

•	The Company targets the 50th percentile of peer group compensation but will increase or decrease based on company and individual performance.

•	The Company does not pay or accrue dividends on performance share units that do not exceed performance criteria.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the 2012 Annual Meeting:

“ RESOLVED: that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures in this Proxy Statement.”

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Human Resources Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2012 Annual Meeting and entitled to vote on the advisory resolution on executive compensation is required to approve the proposal.

The Board of Directors recommends that the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3: Approval of the 2012 Performance Incentive Plan

The RR Donnelley board of directors has approved, subject to stockholder approval, the RR Donnelley 2012 Performance Incentive Plan (the “2012 PIP”). The Board of Directors recommends the adoption of the Plan to replace the Company’s 2004 Performance Incentive Plan (the “2004 PIP”). Awards outstanding under the 2004 PIP and any other previous RR Donnelley equity plan will continue to be governed by the terms of such plans.

Approval of the 2012 PIP will also constitute approval, for purposes of Section 162(m) of the Internal Revenue Code, of the performance goals contained in the 2012 PIP (described below) that are to be used in connection with awards under the 2012 PIP that are intended to qualify as “performance-based” compensation for purposes of Section 162(m). Regulations under Section 162(m) require that performance goals be approved by stockholders every five years.

If stockholders do not approve the 2012 PIP, then (i) the 2004 PIP will remain outstanding, and (ii) the number of shares that may be issued under the 2004 PIP for restricted stock, RSUs or other stock-based awards will be 83,465, thereby effectively taking away the Company’s ability to make equity grants to the Company’s directors and employees.

Purposes of the 2012 PIP.

The 2012 PIP is intended to provide incentives:

(i)	to officers, other employees and other persons who provide services to RR Donnelley through rewards based upon the ownership or performance of RR Donnelley common stock as well as other performance based compensation; and

(ii)	to non-employee directors of RR Donnelley through the grant of equity-based awards.

Summary Description of the 2012 PIP.

Under the 2012 PIP, RR Donnelley may grant stock options, including incentive stock options, stock appreciation rights (“SARs”), restricted stock, stock units and cash awards, as discussed in greater detail below. The following description of the 2012 PIP is a summary and is qualified in its entirety by reference to the complete text of the 2012 PIP, which is attached as Appendix A to this proxy statement.

Proposals

Participants. The Company’s non-employee directors (who will number nine following the Annual Meeting) and employees (approximately 58,000) are eligible to participate in the 2012 PIP.

Administration. The 2012 PIP will be administered by a committee designated by the Company’s Board of Directors (the “Plan Committee”). Each member of the Plan Committee is a director that the Board of Directors has determined to be an “outside director” under Section 162(m) of the Internal Revenue Code, a “non-employee director” under Section 16 of the Exchange Act and “independent” as such term is defined for purposes of the Nasdaq Stock Market listing rules. The sections of the 2012 PIP relating to awards to non-employee directors may be administered by a separate committee of the Board

(the “Director Award Committee”). The members of the Director Award Committee must also satisfy the standards described in the second sentence of this paragraph. The Director Award Committee has, with respect to awards to directors under the 2012 PIP, all of the authority, and is subject to the same limitations, as is described below with respect to the Plan Committee.

Subject to the express provisions of the 2012 PIP, the Plan Committee has the authority to select eligible officers and other employees of, and other persons who provide services to, RR Donnelley and its affiliates for participation in the 2012 PIP and to determine all terms and conditions of each grant and award. All stock option awards, SARs, restricted stock awards and stock unit awards, other than awards that are subject to performance-based vesting conditions over a performance period of at least one year, shall have a minimum vesting period of at least three years from the date of grant (such vesting may, in the discretion of the Plan Committee, occur in full at the end of, or may occur in installments over, such three-year period as is specified in the 2012 PIP). The Plan Committee may provide for early vesting upon the death, permanent or total disability, retirement or termination of service of the award recipient, and vesting shall accelerate upon a Change of Control as is specified in the 2012 PIP. The Plan Committee also has the authority to waive the three-year minimum vesting period in the circumstances described in the 2012 PIP.

Each grant and award is evidenced by a written agreement containing such provisions not inconsistent with the 2012 PIP as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2012 PIP and to decide questions of interpretation of any provision of the 2012 PIP. The Plan Committee does not have authority to reprice any stock option or other award granted under the 2012 PIP, except in the case of adjustments described in the following paragraph. Except with respect to grants to (i) officers of RR Donnelley who are subject to Section 16 of the Exchange Act, (ii) a person whose compensation is likely to be subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code (described below under “—U.S. Federal Income Tax Consequences”) or (iii) persons who are not employees of RR Donnelley, the Plan Committee may delegate some or all of its power and authority to administer the 2012 PIP to the chief executive officer or other executive officer of RR Donnelley.

Available Shares. Approximately 10,000,000 shares of RR Donnelley common stock would be available under the 2012 PIP for grants and awards to officers and other employees and non-employee directors of, and other persons who provide services to, RR Donnelley and its affiliates, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. In general, shares subject to a grant or award under the 2012 PIP which are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of all or a portion of a grant or award or the settlement of the grant or award in cash would again be available for grant under the 2012 PIP. Shares tendered or withheld upon exercise of an option, vesting of restricted stock or stock units, settlement of an SAR or upon any other event to pay exercise price or tax withholding will not, however, be available for future issuance under the 2012 PIP. In addition, upon exercise of an SAR, the total number of shares remaining available for issuance under the 2012 PIP will be reduced by the gross number of shares for which the SAR is exercised.

The maximum number of shares of common stock with respect to which options and SARs or a combination thereof may be granted during any calendar year to any person is 1,500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. With respect to performance awards that the Plan Committee desires to be eligible for deduction in excess of the $1,000,000 limit imposed by Section 162(m) of the Internal Revenue Code, (i) the maximum compensation payable pursuant to any such performance awards granted during any calendar year, to the extent payment thereunder is determined by reference to shares of RR Donnelley common stock (or the fair market value thereof), cannot exceed 900,000 shares of RR Donnelley common stock (or the fair market value thereof), subject to adjustment in the event of a stock split, stock dividend, recapitalization,

Proposals

reorganization, merger or other similar event or change in capitalization, and (ii) the maximum compensation payable pursuant to any such performance awards granted during any calendar year, to the extent payment is not determined by reference to shares of RR Donnelley common stock, cannot exceed $9,000,000.

Termination and Amendment. The 2012 PIP will terminate on the date on which no shares remain available for grants or awards under the 2012 PIP, unless terminated earlier by the RR Donnelley Board of Directors, provided that, assuming that the 2012 PIP itself has not previously terminated, the provision of the 2012 PIP relating to annual grants to non-employee directors will terminate on April 9, 2022 and termination will not affect the rights of any participant under any grants or awards made prior to termination. The Board of Directors may amend the 2012 PIP at any time except that no amendment may be made without stockholder approval if stockholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Internal Revenue Code (described below), or such amendment would increase the number of shares of RR Donnelley common stock available under the 2012 PIP or permit repricing of awards made under the 2012 PIP.

Stock Options and Stock Appreciation Rights. The period for the exercise of a non-qualified stock option (other than options granted to non-employee directors) or an SAR and the option exercise price and base price of an SAR will be determined by the Plan Committee, provided that the option exercise price and the base price of an SAR will not be less than the fair market value of a share of RR Donnelley common stock on the date of grant and provided further that the minimum vesting period for such awards must be at least three years. SARs may be granted in tandem with a related stock option, in which event the grantee may elect to exercise either the SAR or the option, but not both, or SARs may be granted independently of stock options. The exercise of an SAR entitles the holder to receive (subject to withholding taxes) shares of RR Donnelley common stock, cash or both with a value equal to the excess of the fair market value of a stated number of shares of RR Donnelley common stock over the SAR base price. The fair market value of a share of RR Donnelley common stock as of March 28, 2012 was $12.54.

No stock option or SAR can be exercisable more than ten years after its date of grant, except that, if the recipient of the incentive stock option owns greater than 10 percent of the voting power of all shares of capital stock of RR Donnelley, the option cannot be exercisable for more than five years after its date of grant. If the recipient of an incentive stock option does own greater than 10 percent of the voting power of all shares of capital stock of RR Donnelley, the option exercise price will be not less than the price required by the Internal Revenue Code, currently 110% of fair market value on the date of grant.

Upon exercise, the option exercise price may be paid in cash, by the delivery of previously owned shares of RR Donnelley common stock, by authorizing the company to withhold shares of stock that would otherwise be delivered having a fair market value equal to the aggregate exercise price or, to the extent expressly authorized by the Plan Committee, via a cashless exercise arrangement with the Company.

The 2012 PIP includes a provision allowing the Plan Committee to make awards to participants outside the United States on terms and conditions different from those specified in the 2012 PIP in order to accommodate any non-U.S. tax, legal or stock exchange requirements applicable to grants of awards to such participants.

Performance Awards and Fixed Awards. Under the 2012 PIP, bonus awards, whether performance awards or fixed awards, can be made in (i) cash, whether in an absolute amount or as a percentage of compensation, (ii) stock units, each of which is substantially the equivalent of a share of RR Donnelley common stock but for the power to vote and, subject to the Plan Committee’s discretion, the entitlement to an amount equal to dividends or other distributions otherwise payable on a like number of shares of RR Donnelley common stock, (iii) restricted shares of RR Donnelley common stock issued to the participant that are forfeitable and have restrictions on transfer or (iv) any combination of the foregoing.

Performance awards can be made in terms of a stated potential maximum dollar amount, percentage of compensation or number of units or shares, with such actual amount, percentage or number to be determined by reference to the level of achievement of corporate, sector, business unit, division, individual or other performance goals over a performance period of not less than one nor more than ten years, as determined by the Plan Committee. The performance goals must be tied to one or more of the following: net sales; cost of sales; gross profit; earnings from operations; earnings before interest, taxes, depreciation and amortization; earnings before income taxes; earnings before interest and taxes; cash flow measures; return on equity; return on assets; return on net assets employed; return on capital; working capital; leverage ratio; stock price measures; enterprise value; safety

Proposals

measures; net income per common share (basic or diluted); EVA (economic value added); cost reduction goals or, in the case of awards not intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, any other similar criteria established by the Plan Committee. The Plan Committee may provide in any award agreement that the Plan Committee (i) will amend or adjust the performance goals or other terms or conditions of an outstanding award in recognition of unusual or nonrecurring events and (ii) has the right to reduce the amount payable pursuant to any performance award. Fixed awards are not contingent on the achievement of specific objectives, but are contingent on the participant’s continuing in the Company’s employ for a period specified in the award.

If shares of restricted stock are credited to a participant pursuant to a bonus award, the participant will have the right, unless and until such award is forfeited or unless otherwise determined by the Plan Committee at the time of grant, to vote the shares subject to such award and to receive dividends thereon from the date of grant and the right to participate in any capital adjustment applicable to all holders of RR Donnelley common stock, provided that (i) a distribution with respect to shares of RR Donnelley common stock and (ii) a regular cash dividend with respect to shares of common stock that are subject to performance-based vesting conditions, in each case, other than a regular quarterly cash dividend, must be deposited with the Company and will be subject to the same restrictions as the shares of RR Donnelley common stock with respect to which such distribution was made. Upon termination of any applicable restriction period, including, if applicable, the satisfaction or achievement of required performance objectives, a certificate evidencing ownership of the shares of the common stock will be delivered to the holder of such award, subject to the Company’s right to require payment of any taxes.

If stock units are credited to a participant pursuant to a bonus award, then, subject to the Plan Committee’s discretion, amounts equal to dividends and other distributions otherwise payable on a like number of shares of RR Donnelley common stock after the crediting of the units will be credited to an account for the participant and held until the award is forfeited or paid out. Interest may be credited on the account at a rate determined by the Plan Committee.

At the time of vesting of a bonus award, (i) the award, if in units, will be paid to the participant in shares of RR Donnelley common stock equal to the number of units, in cash equal to the fair market value of such shares or in such combination thereof as the Plan Committee determines, (ii) the award, if a cash bonus award, will be paid to the participant in cash, in shares of RR Donnelley common stock with a fair market value equal to the amount of such award or in such combination thereof as the Plan Committee determines and (iii) shares of restricted common stock issued pursuant to an award will be released from the restrictions.

Awards to Non-Employee Directors. On the date of the 2012 Annual Meeting, and on the date of each subsequent annual meeting prior to the termination of the section of the 2012 PIP providing for director awards, the Company will make an award under the 2012 PIP to each individual who is, immediately following such annual meeting, a non-employee director of RR Donnelley. Any such awards granted to non-employee directors will be in the form of stock options, restricted stock, stock units or SARs. The form of such awards, and the number of shares subject to each award, will be determined by the Director Awards Committee in the exercise of its sole discretion.

In addition, each non-employee director of RR Donnelley may from time to time elect, in accordance with procedures to be specified by the Director Awards Committee, to receive in lieu of (i) all or part of such director’s retainer or meeting fees or (ii) any annual phantom stock award granted to such non-employee director, an option to purchase shares of RR Donnelley common stock, which option will have a value as of the date of grant of such option equal to the amount of such fees or such phantom stock award. An option granted to a non-employee director in lieu of fees or a phantom stock award will become exercisable in full on the first anniversary of the date of grant.

New Plan Benefits. The number of stock options and other forms of awards that will be granted under the 2012 PIP is not currently determinable.

U.S. Federal Income Tax Consequences.

The following is a brief summary of some of the U.S. federal income tax consequences generally arising with respect to grants and awards under the 2012 PIP. This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the 2012 PIP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-U.S. tax consequences of participating in the 2012 PIP. This section is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code and published rulings and court decisions, all as

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in effect as of the date of this document. These laws are subject to change, possibly on a retroactive basis. Each participant is advised to consult such participant’s own tax advisor concerning the application of the U.S. federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-U.S. tax laws before taking any actions with respect to any of the following awards.

Stock Options. A participant will not recognize any income upon the grant of a non-qualified or incentive stock option. A participant will recognize compensation taxable as ordinary income upon exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares purchased on the date of exercise over their exercise price, and RR Donnelley (or one of its subsidiaries) generally will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Internal Revenue Code. A participant will not recognize any income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be treated as long-term capital gain or loss, and neither the Company nor its subsidiaries will be entitled to any deduction. If, however, such shares are disposed of within such one or two year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (A) the lesser of either (i) the amount realized upon such disposition or (ii) the fair market value of such shares on the date of exercise, over (B) the exercise price, and the Company or one of its subsidiaries will be entitled to a corresponding deduction. The participant will also be subject to capital gain tax on the excess, if any, of the amount realized on such disposition over the fair market value of the shares on the date of exercise.

SARs. A participant will not recognize any income upon the grant of SARs. A participant will recognize compensation taxable as ordinary income upon exercise of an SAR in an amount equal to the fair market value of any shares delivered and the amount of cash paid by RR Donnelley upon such exercise, and the Company or one of its subsidiaries generally will be entitled to a corresponding deduction.

Restricted Stock. A participant will not recognize any income at the time of the grant of shares of restricted stock (unless the participant makes an election to be taxed at the time the restricted stock is granted), and neither RR Donnelley nor its subsidiaries will be entitled to a tax deduction at such time. If the participant elects to be taxed at the time the restricted stock is granted, the participant will recognize compensation taxable as ordinary income at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is made, a participant will recognize compensation taxable as ordinary income at the time the forfeiture conditions on the restricted stock lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction at the time the ordinary income is recognized by a participant, except to the extent limited by Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the forfeiture conditions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid, and the Company or one of its subsidiaries generally will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Internal Revenue Code.

Stock Units. A participant will not recognize any income at the time of the grant of stock units, and neither RR Donnelley nor its subsidiaries will be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income at the time RR Donnelley common stock is delivered under the stock units in an amount equal to the fair market value of such shares. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction at the time the ordinary income is recognized by a participant, except to the extent the limit of Section 162(m) of the Internal Revenue Code applies. A participant will recognize compensation taxable as ordinary income when amounts equal to dividend equivalents and any other distributions attributable to stock units are paid, and the Company or one of its subsidiaries generally will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Internal Revenue Code.

Cash Bonus Awards. A participant will not recognize any income upon the grant of a bonus award payable in cash, and neither RR Donnelley nor its subsidiaries will be entitled to a tax deduction at such time. At the time such award is paid, the participant will recognize

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compensation taxable as ordinary income in an amount equal to any cash paid by the Company, and the Company or one of its subsidiaries generally will be entitled to a corresponding deduction, except to the extent limited by Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation can deduct each year for the compensation paid to each of the corporation’s chief executive officer and the corporation’s other three most highly compensated executive officers (other than the chief financial officer) as reported in the corporation’s proxy statement. However, “performance-based” compensation is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the compensation must be subject to achievement of performance goals established by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation’s shareholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. It is intended that the Plan Committee will consist solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code. As a result, and based on regulations issued by the U.S. Department of the Treasury, certain compensation under the 2012 PIP, such as that payable with respect to options and SARs and other performance-based awards, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 2012 PIP, such as any restricted stock award which is not subject to a performance condition to vesting, would be subject to such limit.

Section 409A. Awards made under the 2012 PIP that are considered to include deferred compensation for purposes of Section 409A of the Internal Revenue Code must satisfy the requirements of Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income and interest and an additional tax on any amount included in income, subject to withholding by the Company. The Company intends to structure any awards under the 2012 PIP so that the requirements under Section 409A are either satisfied or are not applicable.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2012 Annual Meeting and entitled to vote on the proposal is required to approve the 2012 PIP.

The Board of Directors unanimously recommends a vote FOR this proposal.

Equity Compensation Plan Information

Information as of December 31, 2011 concerning compensation plans under which the company’s equity securities are authorized for issuance is as follows:

Equity Compensation Plan Information

Plan Category(1)	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(4)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(in thousands) (a)	(b)	(in thousands) (c)
Equity compensation plans approved by security holders(2)	9,090.9	$20.31	2,314.3	(5)
Equity compensation plans not approved by security holders(3)	537.8	25.56	—
Total	9,628.7	$20.81	2,314.3
(1)

Upon the acquisition of Moore Wallace on February 27, 2004, stock options and units outstanding under certain Moore Wallace plans were exchanged for or converted into stock options and units with respect to common stock of the Company. As of December 31, 2011, 63,170 shares were issuable under these plans upon the exercise of stock options with a weighted average exercise price per share of $16.95. Information regarding these awards is not included in the table.

(2)	Includes 5,531,613 shares issuable upon the vesting of restricted stock units.
(3)

Represents the 2000 Broad-Based Incentive Plan and the Moore Wallace 2003 Long-Term Incentive Plan. Includes 165,000 shares issuable upon the vesting of restricted stock units issued under the Moore Wallace 2003 Long-Term Incentive Plan.

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(4)	Restricted stock units were excluded when determining the weighted-average exercise price of outstanding options, warrants and rights.
(5)

All of these shares are available for issuance under the 2004 PIP. The 2004 PIP allows grants in the form of cash or bonus awards, stock options, stock appreciation rights, restricted stock, stock units or combinations thereof. The maximum number of shares of common stock that may be granted with respect to bonus awards, including performance awards or fixed awards in the form of restricted stock or other form, is 10,000,000 in the aggregate (excluding any such awards made pursuant to an employment agreement with a newly-hired Chief Executive Officer of the Company), of which 1,044,908 remain available for issuance. The table above shows our outstanding equity awards as of fiscal year end. After fiscal year end, the Company granted options for a total of 1,195,850 shares, granted restricted stock units for a total of 815,000 shares and granted performance stock units for a total of 233, 000 shares. These grants were made under the 2004 PIP and reduced the remaining shares available for future grants under the 2004 PIP. After these additional grants, as well as option exercises, cancellations, shares withheld for taxes on vesting restricted stock units, and additional vesting of restricted stock units after the end of fiscal 2011, the following is a summary of our 2004 PIP as of March 28, 2012:

•

There are 4,944,524 shares to be issued upon exercise of outstanding options, with a weighted average exercise price of $18.44 and a average remaining term of 6.9 years. None of these options have tandem dividend equivalents.

•	The number of outstanding and unvested restricted stock units granted under the 2004 PIP is 3,338,789.

•	The number of outstanding and unvested performance stock units granted under the 2004 PIP is 468,000.

•	The number of shares available for making future grants under the 2004 PIP is 83,465.

No additional shares will be issued under the 2004 PIP after the 2012 annual Meeting if the 2012 PIP is approved.

Moore Wallace 2003 Long-Term Incentive Plan

Upon acquiring Moore Wallace, the Company assumed the Moore Wallace 2003 Long-Term Incentive Plan (the “2003 LTIP”). The shareholders of Moore Wallace previously had approved the 2003 LTIP. Under the 2003 LTIP, all employees of Moore Wallace and its subsidiaries who demonstrated significant management potential or who had the capacity for contributing in a substantial measure to the successful performance of Moore Wallace were eligible to participate in the plan. Awards under the 2003 LTIP consisted of restricted stock or restricted stock units, and also pursuant to the plan, a one-time grant of 85,000 options to purchase common shares of Moore Wallace was issued to a particular employee. The 2003 LTIP is administered by the Board of Directors of the Company which may delegate any or all of its responsibilities to the Human Resources Committee of the Board of Directors. In April 2008, the 2003 LTIP was frozen and no new awards may be made under the plan.

There were 6,300,000 shares of common stock of the Company reserved and authorized for issuance under the 2003 LTIP (as adjusted to reflect the conversion ratio used in the acquisition of Moore Wallace). As of December 31, 2011, there were 165,000 restricted stock units outstanding under the 2003 LTIP. The restricted stock units generally vest equally over a period of four years and are forfeited upon termination of employment prior to vesting (subject in some cases to early vesting upon specified events, including death or permanent disability of the grantee, termination of the grantee’s employment under certain circumstances or a “change in control”).

2000 Broad-Based Stock Incentive Plan

In 2000, the Board of Directors approved the adoption of the 2000 Broad-Based Stock Incentive Plan (2000 Broad-Based Plan) to provide incentives to key employees of the Company and its subsidiaries. Awards under the 2000 Broad-Based Plan were generally not restricted to any specific form or structure and could include, without limitation, stock options, stock units, restricted stock awards, cash or stock bonuses and stock appreciation rights. The 2000 Broad-Based Plan is administered by the Human Resources Committee of the Board of Directors, which may delegate its responsibilities to the chief executive officer or another executive officer. The 2000 Broad-Based Plan was terminated in February 2004 and no new awards may be made under the plan.

Originally, 2,000,000 shares of RR Donnelley common stock were reserved and authorized for issuance under the 2000 Broad-Based Plan. An additional 3,000,000 shares (for an aggregate of 5,000,000 shares) were subsequently reserved and authorized for issuance under the 2000 Broad-Based Plan. As of December 31, 2011, options to purchase 372,831 shares of common stock were outstanding under the 2000 Broad-Based Plan. These options have a purchase price equal to the fair market value of a share of common stock at the time of the grant. All of the outstanding options generally vest over a period of three years, are not exercisable unless vested (subject in some cases to early vesting and exercisability upon specified events, including the death or permanent disability of the optionee, termination of the optionee’s employment under specified circumstances or a “change in control”)

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and generally expire 10 years after the date of grant. No awards other than options were made under the 2000 Broad-Based Plan.

Proposal 4: Ratification of Independent Registered Public Accounting Firm

Proposal 4 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2012. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2012 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2012 is required to approve the proposal.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2012.

Proposal 5: Stockholder Proposal

We have been notified that Domini Social Investments, 532 Broadway, 9th Floor, New York, New York 10012-3939, who has provided certification indicating that, as of December 15, 2011, it was the beneficial owner of 629 shares of the Company’s common stock, which it has held for more than one year, and that it intends to maintain such ownership through the date of the 2012 Annual Meeting, expects to introduce and support the following proposal at the 2012 Annual Meeting.

Whereas: As a global provider of printing services, paper products provide significant raw materials for RR Donnelley’s products.

A 2007 report, Consuming Canada’s Boreal Forest, tracks the supply chain of our company’s paper to Canada’s Boreal forest, the largest remaining ancient forest left in North America. The Boreal is home to more than 30% of North America’s bird species and contains the largest remaining population of woodland caribou and wolverines. These and another species have declined significantly due to habitat loss, in part, from unsustainable logging.

The Boreal region also plays a vital role in mitigating climate change impacts by storing extensive amounts of carbon. Forests store the equivalent of 175 years of global fossil fuel emissions, with Boreal forests storing the largest percentage of carbon. Forest loss is responsible for 20-25% of total carbon dioxide (CO2) emissions globally. Each year, forests covering an area roughly the size of Costa Rica are destroyed, according to the United Nations.

The Intergovernmental Panel on Climate Change, the leading international network of climate scientists, has concluded that global warming is “unequivocal.” The U.S. Environmental Protection Agency recently announced that greenhouse gases threaten Americans’ health.

Climate change impacts from deforestation and poor forest management can be reduced by increasing the use of recycled fiber and sourcing virgin fiber from well-managed forests harvested according to independent and internationally recognized sustainable forestry standards.

FSC is the only independent forest certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

RR Donnelley has obtained FSC chain-of-custody certification for many of its facilities. Chain-of-custody certification enables our company to offer, to those customers requesting it, products that meet FSC standards. Chain-of-custody certification alone is not sufficient for ensuring that our company is purchasing sustainably harvested paper.

Our company purchases paper that is certified to a range of certification schemes, as well as uncertified paper. Our company has not disclosed any baseline standards used to make purchasing decisions, and

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therefore may be purchasing significant quantities of paper from unsustainably harvested forests and endangered forests.

Protests across North America and Europe have targeted various companies’ paper sourcing practices. Our company can mitigate reputational and operational risk by reporting the quantity and types of paper it purchases. Large pulp and paper purchasers such as Kimberly-Clark, Procter & Gamble, Office Depot, Time Inc., Random House, and Axel Springer report the quantity of recycled paper purchased and the quantity certified by various certification schemes. RR Donnelley does not report similar information.

“RESOLVED: Shareholders request the Board to develop a sustainable paper purchasing report, at reasonable cost and omitting proprietary information, by November 30, 2012.

Supporting Statement

The report should include Company’s:

•	definition and standards for identifying sustainable paper;

•	yearly quantity of virgin and recycled paper procured;

•	yearly quantity of paper purchased, broken down by certification schemes.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

In the segments of our business in which RR Donnelley converts paper into printed materials, we do so as a custom contract manufacturer — producing according to the detailed specifications provided by our customers. In fact, as much as 75% of the paper that we convert into finished printed pieces is supplied to us by customers or arrives as a result of financial arrangements that customers make themselves.

While we are not able to choose and purchase the papers that we use on behalf of our customers without regard for the specifications that they provide, we actively encourage the use of recycled or forest management certified papers. We offer in our manufacturing facilities on four continents papers that third party organizations have certified to be environmentally-responsible. This is possible because we have triple certified the vast majority of our print operations to the three most respected forestry management chain of custody (COC) programs:

—	Forest Stewardship Council (FSC);

—	Programme for the Endorsement of Forest Certification (PEFC); and

—	Sustainable Forestry Initiative (SFI).

With more than 135 triple-certified facilities in the United States, Canada, Mexico, South America, Europe and Asia, we believe we have demonstrated the strongest adoption of FSC and other responsible forestry management principles of any custom printer in the world. In addition, we demonstrate our commitment to the policies underlying FSC, SFI and PEFC by using these certified papers in our own printed documents, including our 10-K and narrative Annual Report.

In the United States, where nearly 75% of our revenues arise, we use papers that comply with the Lacey Act. Although the Lacey Act governs papers used in the U.S., it created a groundbreaking precedent by supporting other countries’ efforts to responsibly manage their own natural resources, including those with respect to Canada’s Boreal forest. For example, some areas in the Boreal forest may be harvested. In others, harvesting is illegal. The Lacey Act supports Canada’s enforcement of these designations.

The Company has a long history of responsible use of natural resources. We are committed to the promotion of sustainable forestry and frequently review our environmental policies and practices to improve our efforts to encourage sound and sustainable practices on a global level. We are proud of our commitment to sustainable forest management and highlight this capability and our improvement of the environment on our website, which makes available to the public our Corporate Social Responsibility report and our Environmental, Health & Safety Policy. These materials highlight our efforts to continuously improve and to follow practices that endeavor to reduce greenhouse gas emissions, develop pollution prevention and recycling opportunities, and use paper, energy and other resources more efficiently. Please review these materials at www.rrdonnelley.com for more detailed descriptions of our practices.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in

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person or by proxy at the 2012 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If your shares are registered in your name or you are a participant in the RR Donnelley Savings Plan, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in the RR Donnelley Savings Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 1:00 a.m. Chicago time on the date of the 2012 Annual Meeting, except for shares you vote as a participant in the RR Donnelley Savings Plan.

If you are a participant in the RR Donnelley Savings Plan, and you hold units in the RR Donnelley Stock Fund or the TRASOP Fund as of the record date, you have the right to direct The Bank of New York Mellon as the trustee of the RR Donnelley Savings Plan Master Trust to vote the shares of common stock of the Company represented by those units. Your exercise of this voting right is subject to confidentiality procedures which do not allow your vote to be disclosed to the Company, its affiliates and their employees. If you do not vote these shares, the trustee will vote them, and any unallocated shares held in the Trust, to the extent permitted by law, in the same proportion as those shares in the Trust for which the trustee receives timely voting instructions. To allow sufficient time for tabulating the vote of these shares, your proxy voting instructions must be received by noon Chicago time on May 14, 2012, or they will be treated as not being voted by you.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

The proposals on say-on-pay and approval of the 2012 PIP, as well as the election of directors and the stockholder proposal opposed by management, are considered non-routine matters. Accordingly, your broker will not have the discretion to vote shares as to which you have not provided voting instructions with respect to any of these matters. Ratification of the appointment of the independent registered public accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

• Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

• Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

Your Proxy Vote

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2012 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have three options:

•	Vote FOR a nominee;

•	Vote AGAINST a nominee; or

•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of shares voted “AGAINST” such nominee. Each nominee receiving a majority of votes cast “FOR” his or her election will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such nominee. Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

When voting on any other proposal, you have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each of these matters requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on a proposal, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any proposal, but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

Broker non-votes are not counted in determining the number of shares voted for or against any proposal and will not be counted as present and entitled to vote on any proposal.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the proposal on advisory vote on executive compensation;

•	FOR approval of the 2012 PIP;

•	FOR the ratification of the Company’s independent registered public accounting firm; and

•	AGAINST the stockholder proposal with respect to a sustainable forestry report.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies. The Company has hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help solicit proxies, and has agreed to pay it $7,500 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

As of the record date, there were 180,264,078 shares of common stock outstanding. This does not include 62,690,460 shares held in the Company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

The Board’s Committees and Their Functions

The Board has three standing committees, The members of those committees and the committees’ responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Audit Committee — assists the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the qualifications and independence of the Company’s independent registered public accounting firm, and (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

As required by its charter, each member of the Audit Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws. The Board has determined that each of John C. Pope, chairman of the committee during 2011 and Lee A. Chaden is an “audit committee financial expert” as such term is defined under the federal securities laws and the Nasdaq Stock Market listing rules.

The members of the Audit Committee are Ms. Cameron and Messrs. Chaden, Pope and Riordan. The committee met 9 times in 2011.

Corporate Responsibility & Governance Committee — (1) makes recommendations to the Board regarding nominees for election to the Board and recommends policies governing matters affecting the board, (2) develops and implements governance principles for the Company and the Board, (3) conducts the regular review of the performance of the Board, its committees and its members and (4) oversees the Company’s responsibilities to its employees and to the environment.

As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

The Corporate Responsibility & Governance Committee is also responsible for recommending director compensation to the Board. Pursuant to its charter, the Corporate Responsibility & Governance Committee is authorized to obtain advice and assistance from outside advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms. In 2004, the Corporate Responsibility & Governance Committee engaged Mercer Human Resources Consulting (“Mercer”) to develop a proposal with respect to the structure of Board compensation that was then reviewed by the Committee. The Corporate Responsibility & Governance Committee then recommended the compensation plan to the Board who adopted the plan. The Corporate Responsibility & Governance Committee continues to engage Mercer from time to time to review the then current plan and propose changes as appropriate. See Director Compensation beginning on page 53 of this proxy statement.

The members of the Corporate Responsibility & Governance Committee are Ms. Hamilton and Messrs. Crandall and Sockwell. The committee met 5 times in 2011.

Human Resources Committee — (1) establishes the Company’s overall compensation strategy, (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees and (3) adopts amendments to, and approves terminations of, the Company’s employee benefit plans.

As required by its charter, each member of the Human Resources Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

Pursuant to its charter, the Human Resources Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company. In February 2008, the Human Resources Committee adopted a policy providing that any outside compensation consulting firm used by the Human Resources Committee in connection with the determination of executive officer compensation must be independent

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of the Company. The independence determination must be made annually and the Human Resources Committee must review and approve, in advance, any engagement of such consultant by the Company for any services other than providing advice to the Committee regarding executive officer compensation. The Human Resources Committee has engaged Mercer as its executive compensation consultant to provide objective analysis, advice and recommendations in connection with the Human Resources Committee’s decision-making process.

Management, including the Company’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the chief executive officer for Committee review. The Human Resources Committee then reviews management’s preliminary recommendations and makes final compensation decisions.

The Human Resources Committee, with the assistance of Mercer, has reviewed and evaluated all of the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. This determination took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, use of reasonably attainable performance targets, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management, and a rigorous auditing, monitoring and enforcement environment. See Compensation Discussion and Analysis beginning on page 28 of this proxy statement for further information regarding executive compensation decisions.

The members of the Human Resources Committee are Ms. Cameron and Messrs. Johnson and Riordan. The committee met 8 times in 2011.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. Except for Ms. Hamilton, all current members of the Board who were members at the time attended the Company’s 2011 Annual Meeting in person.

Corporate Governance

Governance Highlights

The Company has a practice of engaging in dialogue with our major stockholders about various corporate governance topics. Insights we have gained from these discussions over the years have been helpful to the Board and its committees as they consider and adopt policies and other governance initiatives. In recent years the Company has undertaken a number of governance initiatives including:

•	Expiration of the shareholders rights plan (poison pill)

•	Elimination of classified board

•	Elimination of plurality voting

•	Elimination of super majority voting

•	Adoption of a policy regarding the independence of compensation consultants

•	Adoption of a severance policy (further described on page 35 of this proxy statement)

•	Split leadership – Non-executive Chairman and Chief Executive Officer

•	All independent directors except for the CEO

•	Director retirement age of 72

•	Board compensation heavily weighted toward equity

Response to Last Year’s Proposal Regarding Written Consent

During the end of 2011 and beginning of 2012, management met with stockholders then owning over 40% of the Company’s outstanding stock on governance topics. Among the topics discussed was last year’s stockholder proposal regarding the ability of stockholders to act by written consent (the “2011 Proposal”), which received 61.06% of the shares voted (50.25% of the shares outstanding) in favor. As a result of this dialogue, management learned the following from its stockholders:

•	most strongly preferred a right to call a special meeting over the ability to act by written consent;

•	there were differences amongst the stockholders regarding the various procedural guardrails that

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could be introduced into such a right to act by written consent and the level of ownership that would be needed to exercise the right;

•

many of the stockholders had significant concerns with providing stockholders with the right to act by written consent but given that no other option was presented for a vote at the 2011 Annual Meeting, a number of these stockholders, despite their concern regarding written consent, voted in favor of the 2011 Proposal; and

•	most did not think that having both an ability to act by written consent and the right to call a special meeting was necessary.

The Board of Directors shares the concerns of these stockholders regarding the implementation of a written consent right.

•	The Board believes that the written consent process, as compared to stockholders acting at a meeting, in not well suited to an orderly debate on the merits of a proposed stockholder action.

•	With the right to call a special meeting, all of the Company’s stockholders have the opportunity to participate in meetings called to determine proposed actions.

–	There is an opportunity for discussion and an increase in the ability of all stockholders to have their views considered.

–

The meeting and the stockholder vote take place on a specified date that is publicly announced well in advance of the meeting and all interested parties have an opportunity to express their views during the period prior to the meeting on any matter on which stockholders will be voting.

•

A written consent right, if implemented, would make it possible for the holders of a bare majority of the shares outstanding to use the consent procedures to take action without a meeting, potentially without prior notice to the other stockholders or the Company and before all stockholders have had an opportunity to participate and all arguments have been heard. Smaller stockholders, in particular, may be effectively disenfranchised in a consent solicitation.

In response to its dialogue with stockholders, and based on the Board’s own analysis, the Board amended the Company’s bylaws on February 16, 2012 to provide stockholders owning more than 10% of the Company’s outstanding stock with the right to call a special meeting. Based largely on the feedback received from stockholders, the Board believes this action appropriately addresses last year’s stockholder proposal.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The Company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company intends to post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Company Information

Independence of Directors

The Company’s Principles of Corporate Governance provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Chaden, Crandall, Johnson, Pope, Riordan, Sockwell and Wolf and Mses. Cameron and Hamilton are independent in accordance with Nasdaq Stock Market requirements. The Board took into account all relevant facts and circumstances in making this determination.

Executive Sessions

The Company’s independent directors meet regularly in executive sessions without management. Executive sessions are led by Stephen M. Wolf, the chairman of the Board. An executive session is held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies and at all times, however, so the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the board periodically reviews its leadership structure.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility & Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Corporate Responsibility & Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Human Resources Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 111 South

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Wacker Drive, Chicago, Illinois 60606) and otherwise in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2013 Annual Meeting on page 56 of this proxy statement. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate.

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing rules of the Nasdaq Stock Market. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 111 South Wacker Drive, Chicago, Illinois 60606. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Company Information

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 28, 2012 by all directors and nominees, each of the persons named in the tables under Executive Compensation below, and the directors and executive officers as a group. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to May 27, 2012 and each listed executive officer’s restricted stock units that will vest on or prior to May 27, 2012 have been added to the total outstanding shares for such person’s calculation. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained from filings pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934. The percentages shown are based on outstanding shares of common stock as of March 28, 2012.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)		Restricted Stock Units(2)	Stock Options Exercisable Prior to 5/27/12	Total Shares(3)	Total Shares (including Director Restricted Stock Units)	% of Total Outstanding
Thomas J. Quinlan	618,097	(4)	0	1,632,750	2,250,847	2,250,847	1.25
Susan M. Cameron	19,803		26,476	0	19,803	46,279	*
Lee A. Chaden	19,256		26,476	0	19,256	45,732	*
Richard L. Crandall	0		5,156	0	0	5,156	*
Judith H. Hamilton	28,284		47,062	6,873	35,157	82,219	*
Thomas S. Johnson	255,349		49,139	6,873	262,222	311,361	*
John C. Pope	44,882	(5)	47,248	0	44,882	92,130	*
Michael T. Riordan	15,187	(6)	72,200	0	15,187	87,387	*
Oliver R. Sockwell	4,708		66,474	6,873	11,581	78,055	*
Stephen M. Wolf	32,873		112,715	6,873	39,746	152,461	*

Suzanne S. Bettman	134,337	(7)	0	25,000	159,337	159,337	*
Daniel L. Knotts	116,918	(8)	0	261,200	378,118	378,118	*
Daniel N. Leib	69,987	(9)	0	0	69,987	69,987	*
John R. Paloian	12,768	(10)	0	511,000	523,768	523,768	*
Miles W. McHugh	200		0	0	200	200	*
All directors and executive officers as a group							2.38

Allianz Global Investors Capital LLC and its subsidiary, NFJ Investment Group LLC	14,915,707	(11)	0	0	14,915,707		8.27
Blackrock, Inc. and certain subsidiaries	13,702,415	(12)	0	0	13,702,415		7.60
Capital Research Global Investors	20,253,657	(13)	0	0	20,253,657		11.38
Capital World Investors	13,345,400	(14)	0	0	13,345,400		7.40
The Vanguard Group, Inc.	9,749,052	(15)	0	0	9,749,052		5.41
*	Less than one percent.
[1]	Does not reflect phantom stock payable in cash that outside directors may have elected to receive in lieu of deferred fees.
[2]

Includes all outside director restricted stock units as such restricted stock units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors. Includes only those executive officer restricted stock units that will vest on or prior to May 8, 2011.

[3]	Does not include outside director restricted stock units because ownership of the units does not confer any right to ownership of the underlying shares.
[4]	Includes 611,849 shares owned directly and 6,248 shares held in Mr. Quinlan’s 401(k) Plan account.
[5]	Includes 18,979 shares held in trust for Mr. Pope pursuant to a deferred compensation plan.
[6]	Includes 7,203 shares held in trust for Mr. Riordan pursuant to a deferred compensation plan.
[7]	Includes 134,095 shares owned directly and 242 shares held in Ms. Bettman’s 401(k) Plan account.
[8]	Includes 116,893 shares owned directly and 25 shares held by Mr. Knotts’ son.
[9]	Includes 68,769 shares owned directly and 1,218 shares held in Mr. Leib’s 401(k) Plan account.
[10]	Includes 11,150 shares owned directly and 1,618 shares held in Mr. Paloian’s 401(k) Plan account.
[11]

Allianz Global Investors Capital LLC and NFJ Investment Group are investment advisors, each with a principal business office at 600 West Broadway, Suite 2900, San Diego, California 92101 and 2100 Ross Avenue, Suite 700, Dallas, Texas 75201, respectively. This amount reflects the total shares held by Aliianz and NFJ clients. Allianz or NFJ has sole investment authority over all shares, sole voting authority over 12,343,607 shares and no voting authority over 2,572,100 shares.

Company Information

[12]

Blackrock, Inc. is an investment advisor with a principal business office at 40 East 52nd Street, New York, New York 10022. This amount reflects the total shares held by Blackrock clients. Blackrock has sole investment authority over all shares and sole voting authority over all shares.

[13]

Capital Research Global Investors is an investment advisor with a principal business office at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by Capital Research clients. Capital Research has sole investment authority over all shares and sole voting authority over all shares. Capital Research is a division of Capital Research and Management Company.

[14]

Capital World Investors is an investment advisor with a principal business office at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by Capital World clients. Capital World has sole investment authority over all shares and sole voting authority over all shares. Capital World is a division of Capital Research and Management Company.

[15]

The Vanguard Group, Inc. is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares held by Vanguard clients. Vanguard has sole investment authority over 9,488,209 shares and shared investment authority over 260,843 shares, sole voting authority over 260,843 shares and no voting authority over 9,488,209 shares.

Company Information

Compensation Discussion & Analysis

Program Summary and 2011 Financial Highlights

The executive compensation program at RR Donnelley is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success, balancing stockholder interests and encouraging our executive talent to remain with the Company. Key features of the program include:

Pay For Performance

•	Compensation levels targeted at the market median with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved

•	An entirely equity based long-term incentive program, ensuring alignment with stockholders

•

Stock ownership requirements for executives to strengthen further the alignment of executives and stockholders (and the stock holdings for all of our executive officers currently exceed their respective guidelines)

•

Compensation targets and levels are reviewed against other industrial companies of similar or larger size and scope, since we are significantly larger than all of our direct competitors and our markets for talent are necessarily broader

Compensation Components

•

The compensation package breakout for the Chief Executive Officer (“CEO”), Mr. Quinlan and the top two operating executives other than the CEO, Messrs. Paloian and Knotts (together, with the CEO, the “Operating Executives”) and the other executive officers named in the Summary Compensation Table (Ms. Bettman, Messrs. Leib and McHugh) (the “Staff Executives” and together, with the Operating Executives, the “NEO’s”) is below:

	Operating Executives	Staff Executives
Base Salary	15%	26%
Short Term Compensation	23%	40%
Long Term Compensation	62%	34%

•	Minimal perquisites representing less than 1% of the total compensation package

•	An annual incentive program that requires the achievement of a meaningful financial threshold (non-GAAP EPS in 2011) before any incentives are paid

Good Compensation Practices

•

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an Executive Officer that provides for benefits in an amount that exceeds 2.99 times the Executive Officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval

•

To strengthen further the Company’s pay for performance orientation, performance share units (“PSUs”) were re-introduced in 2011, tied to the Company’s performance over the three years 2011-to-2013 measured based on non-GAAP Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”), capital expenditures and working capital management

•	The Company’s plans do not permit option repricing or option grants below market and we do not provide tax gross-ups on any benefits or perquisites

•	The Company targets the 50th percentile of peer group compensation but will increase or decrease based on company and individual performance

•	The Company does not pay or accrue dividends on PSUs

While a challenging year, RR Donnelley had many key accomplishments in 2011. Highlights include:

•	Produced solid operating results despite a challenging economic and operating environment

—	Free cash flow of $695 million, a $172 million increase from prior year

—	Expanded service offering and continued double digit organic growth in Logistics

•	Finished the year with non-GAAP EPS of $1.82, a $0.06 increase from prior year

—	Non-GAAP earnings per share is calculated as diluted earnings per share on a GAAP basis adjusted for restructuring and impairment charges, discontinued operations and certain other items that impact the comparability of the Company’s operating results

•	Ahead of schedule on the successful integration of Bowne & Co.

Company Information

The Company’s 2011 non-GAAP EPS performance was below the target required for full bonus payouts under the MBO plan. Consistent with our pay for performance philosophy and structure of the annual incentive plan, executives and all employees were therefore paid out at a maximum of 54.4% of their annual incentive target, with potential downward adjustments in cases where personal objectives were not fully attained. Compensation for our CEO was administered in a fashion consistent with prior years and consistent with the manner administered for other senior officers, including a 2011 cash bonus at 54.4% of his annual target and long-term incentive awards provided exclusively in equity.

2011 Say on Pay and Say When on Pay Votes

The Company proposed an annual Say on Pay vote that received a 78.75% vote in support. The Company received a 71.1% vote in support of the executive compensation program in the 2011 Say on Pay advisory vote (the “Advisory Vote”).

2011 was a challenging year and given the performance-based nature of our executive compensation programs, actual compensation was significantly lower and aligned with the financial performance of the Company during this challenging period. This pay for performance alignment as well as the Human Resources Committee’s consideration of the Advisory Vote is also reflected in certain 2011 compensation decisions and other actions, including:

•

Consistent with the structure of our annual incentive plan, executives and all employees were paid out at a maximum of 54.4% of their annual incentive target with potential downward adjustments in cases where personal objectives were not fully attained;

•	Only two of our NEOs (the former and the current Chief Financial Officers) received base pay increases in 2011;

•

Our CD&A was revamped to include a more comprehensive Highlights section as well as charts and graphs where appropriate and to streamline the language to portray more efficiently the Committee’s goals and actions;

•	The mix of long-term incentive awards was changed by reintroducing Performance Share Units for our Operating Executives as further described below; and

•	The Company froze its Pension Plans and therefore no additional benefits will accrue under those plans or under the related Supplemental Retirement Plans.

The Company continued its practice of engaging in dialogue with its major stockholders about various corporate governance topics. Over the years, insights gained from these discussions have been particularly helpful to the Human Resources Committee as they consider and adopt compensation policies affecting employees, including our NEOs. Based on these discussions, we believe the 2011 compensation decisions and the overall executive compensation program are tailored to our business strategies, align pay with performance, and are consistent with the priorities of our major investors.

Overview

RR Donnelley is a global provider of integrated communications. As the leader in our industry, the following are key considerations for our executive compensation strategy:

•

As of year-end 2011, we were more than twice the size (in revenues) of our nearest domestic competitor. In addition, we operate on a global scale which is more extensive and complex than any other company in the printing industry. We will continue to strive to gain scale and to add new capabilities and technologies in the coming years, further distancing the Company from the rest of the industry.

•

Achieving these goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies both in, as well as outside, our industry.

•	Our overall executive compensation program is designed to be highly competitive with industrial companies with revenues close to those of RR Donnelley.

Guiding Principles

RR Donnelley’s executive compensation programs have been designed to provide a total compensation package that will enable the Company to attract, retain and motivate executives who are capable of discharging responsibilities in a Company larger than its present size, thus ensuring leadership continuity for a Company of our size and complexity.

In designing our executive compensation program, we are guided by five principles:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;

Company Information

•	Structure compensation so that our executives share in RR Donnelley’s short and long term successes and challenges by varying compensation from target levels based upon business performance;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;

•

Base a substantial portion of the Operating Executives’ long term incentive award on performance measures while maintaining a meaningful portion that vests over time and is therefore focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards and stock ownership requirements.

The Compensation Program

The key components of our compensation program for executive officers are:

Component	Rationale	Determining Factors

Base Salary	Compensate for roles and responsibilities. Stable element that serves as retention tool.	•Level of responsibility •Individual skills, experience and performance •Market data

Short-term (annual) cash incentives	Reward achievement of specific, pre-set annual financial results and individual performance. Awards subject to a maximum payout which ranges from 0% - 125% of target.	•For 2011, Earnings Per Share (“EPS”) was the only goal for the Operating Executives •EPS and individual performance goals for the Staff Executives

Long-term, performance-based and other awards	Link awards to Company performance and increases linkage to stockholder value. Aids with retention.

Performance Based

•PSUs tied to financial measures

•PSU awards range from 0% -100% with no shares earned for performance below 89% of target

Time Vesting

•Stock options

•Restricted stock units

•Cash awards

Other benefits	Provide basic, competitive benefits to ensure our ability to attract and retain executives. Benefits include: •Broad-based benefits •Select supplemental benefits •Minimal perquisites	•Level in the organization

To remain competitive, the Committee annually reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and executive compensation in our targeted market. The primary focus of this process is on industrial companies of similar or larger size and scope (“target market”) rather than companies in our industry, since we are significantly larger than all of our direct competitors and our talent needs are necessarily broader.

Our programs are administered by the Committee. The role of the Committee, as well as the role of management and the Committee’s outside advisor, is described later in this material.

Company Information

For 2011, the Company used a peer group of 18 industrial companies, as classified by Fortune, with median revenues close to $10 billion, similar to RR Donnelley, with half somewhat larger and half somewhat smaller. These companies were:

Air Products & Chemicals	Huntsman	Parker Hannifin
Ashland	Masco	Praxair
Crown Holdings	Navistar	Reynolds American
Danaher	Nucor	Texas Instruments
Genuine Parts	Oshkosh	Thermo Fisher Scientific
Heinz	Paccar	US Steel

We recognize that RRD revenue can vary year over year due to numerous factors and therefore, our comparison companies may shift from year to year in order to utilize comparator companies with revenues that are generally close to that of RR Donnelley.

Based on its assessment of this data, each year the Committee determines whether the overall executive compensation program is consistent with our business strategy and objectives and promotes RR Donnelley’s philosophy. In general, compensation levels for our NEOs are targeted at the 50th percentile of the peer group. This 50th percentile targeted level provides a competitive anchor point for our program. Actual compensation levels can vary significantly up or down from targeted levels based on the performance of both the Company and the individual.

The compensation program for our NEOs and other key executives is primarily focused on incentive compensation. In addition, the heaviest weighting is on long-term equity compensation. The average mix of fixed versus variable and/or equity compensation at target for our NEOs is as follows:

Our guiding principles and structure of our program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, the responsibility, scope and complexity of the NEO’s role in the Company, factors related to a newly hired or promoted NEO and/or the performance of individual NEOs.

Company Information

Base Salary

Base salary is designed to compensate our NEOs for their roles and responsibilities and, in addition, provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. The Company has agreements with each NEO that provide a minimum base salary. These initial base salaries were set considering:

1)	each executive’s role and responsibilities at the time he or she joined the Company or the agreements were negotiated,

2)	the skills and future potential of the individual with the Company, and

3)	salary levels for similar positions in our target market.

Annually, the Committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities, external market data and peer group data for similar positions. Salaries are targeted at the 50th percentile of similar positions in the target market and peer group.

In general, base salary is the smallest component of the overall compensation package, assuming that the Company is achieving or exceeding targeted performance levels for its incentive programs. On average, it currently represents less than 20% of the total compensation package for our NEOs. This is consistent with our philosophy to have a higher weighting of variable compensation versus fixed compensation. After consideration of all the above factors including market practices, as well as expected economic conditions, the Committee decided to make no changes to base salary for any Operating Executives in 2011. However, with respect to Staff Executives, Mr. McHugh received a base salary increase in February and Mr. Leib received a base salary increase in May upon his promotion to Chief Financial Officer. Ms. Bettman’s base salary did not change.

Short-Term Cash Incentives

We provide annual incentive awards under our Management by Objective Plan (“MBO Plan”) in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial goals and individual performance targets measured over the fiscal year for which that compensation is paid. MBO targets for the NEOs are 150% of base salary. On average, and assuming performance is on target, as shown on page 31, these awards currently represent between 21% and 25% of the total compensation package for the Operating Executives and approximately 40% of the total compensation package for the Staff Executives.

The MBO Plan is currently structured so that it begins to fund at 1% once greater than 90% of the corporate financial target for the fiscal year is reached and scales up to a maximum payout of 125% of the MBO target if company performance reaches 110% of the corporate financial target. In 2011, Company-wide performance was measured using non-GAAP earnings per share. The target level of non-GAAP earnings per share for 2011 was set at $1.91 and therefore the minimum performance threshold was non-GAAP EPS of $1.72. This performance level was set by the Committee at the beginning of the year after thorough discussion with management regarding the Company’s planned performance, and was intended to be a challenging goal.

The actual individual awards to the Operating Executives are based 100% on the achievement of the corporate financial target. Awards to the Staff Executives are based not only on performance against the corporate financial target as described above, but also on each executive’s performance against specific individual objectives. The Staff Executives have specific individual goals that were reviewed and approved by the CEO, and can vary from year-to-year depending upon key business objectives and areas of emphasis for each executive.

If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by each NEO’s agreement. The CEO has a discussion with the Committee on the payouts for the Staff Executives, including a discussion on performance against individual objectives. Final bonus determinations for these executives are based on the Committee’s overall view of each NEO’s performance against their individual targets.

Given the vagaries of the marketplace and the possibility of unforeseen developments, the Committee has discretionary authority to adjust awards and performance targets, prior to the end of the plan year, to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established by the Committee. No adjustments to short term incentive awards and/or performance targets may be made after the end of the plan year.

The print and related services industry continues to face difficult economic challenges. Technological

Company Information

changes, electronic substitution, postal costs, advertising and consumer spending as well as volatility, sustainability and consolidation related to raw materials all impact the Company’s overall operating results.

For 2011, the Committee reviewed the Company’s performance against the non-GAAP EPS goal of $1.91 described earlier. The actual non-GAAP EPS results for the year of $1.82 fell short of the targeted non-GAAP EPS of $1.91 and therefore resulted in a maximum payout level of 54.4% of each NEO’s target. Because non-GAAP EPS was the corporate performance target, the Operating Executives earned a payout at this level. Based on the Committee’s review of individual performance goals for the Staff Executives, the Committee determined all objectives were met and that the maximum payout, given the level of non-GAAP EPS performance, of 54.4% was earned.

All short term compensation paid to the NEO is shown in the 2011 Summary Compensation Table on page 37.

Long-Term Incentive Awards

Overview

Our long-term incentive awards are used to link Company performance and stockholder value to the total compensation for our NEOs. These awards are also key components of our ability to attract and retain our key NEOs. The annualized value of the awards to our NEOs is intended to be the largest component of our overall compensation package. On average, these awards currently represent approximately 59% to 65% of the total compensation package for the Operating Executives and approximately 34% of the total compensation package for the Staff Executives, consistent with our emphasis on linking executive pay to stockholder value.

Components of Long-Term Incentive Award Program:

•	Stock Options:

—	Granted with an exercise price not less than the market price of the Company’s common stock on the grant date

—	Option re-pricing is expressly prohibited by our stockholder-approved plan

—	Generally vest over a period of four years with 25% becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years

—	Only have value if there is an appreciation in stock price during the option exercise period

•	Performance Share Units:

—	Based on the achievement of pre-set financial targets over a period of several years

—	Awards may be in cash, shares or a combination

•	Restricted Stock Units (“RSUs”):

—	Equivalent in value to one share of the Company’s common stock and are settled in stock if the recipient is still employed by us on the date of vesting

—	Generally vest in equal amounts over four years

—	Strong retention value

Specific Program for 2011

Our stockholder-approved incentive plans allow for the granting of performance share units, restricted stock, restricted stock units and stock options. In addition, the Plan permits delegation of the Committee’s authority to grant equity to employees other than NEOs in certain circumstances and the Committee has delegated such authority to the CEO over a small number of RSU awards to non-executive officers.

For 2011, the Committee had a series of discussions regarding the most appropriate way to motivate and retain its top operating executives in light of continuing economic uncertainty. The Committee felt it was important that the Company’s senior operating team have a continued focus to produce strong operating results while facing ongoing difficult economic conditions.

The Committee also believed it was important to continue to use equity vehicles to provide alignment with stockholders and thought it was important to emphasize further long-term performance by moving to the use of performance share units for our Operating Executives. The PSUs will be earned based on the Company’s performance for fiscal years 2011-2013 relative to specific levels of Adjusted EBITDA

Company Information

less capital expenditures plus or minus the change in controllable working capital over this three-year period. Adjusted EBITDA is defined as non-GAAP net earnings before interest, taxes, depreciation and amortization, excluding 1) pension and other postretirement benefits expense, 2) stock-based compensation expense and 3) LIFO inventory provisions or benefits. Controllable working capital is defined as accounts receivable plus inventories less accounts payable.

The PSUs have a minimum target that must be achieved in order for any PSUs to vest and be paid out. The maximum payout that can be received is the target of 100%. The target was intended to be challenging but yet achievable with sustained excellent operating performance.

With the introduction of PSUs, the Committee revised the mix of long-term incentive awards for our Operating Executives as follows:

	2011 LTI Award Mix
NEOS	Stock Options	PSUs	RSUs
Operating Executives
Quinlan	20%	40%	40%
Paloian	—	50%	50%
Knotts	—	50%	50%

Staff Executives	—	—	100%

Consistent with our current philosophy, no changes were made to the 2011 program for the Staff Executives.

Overall, the Committee believes that this mix of awards will serve to focus attention on building stockholder value over the long-term, driving future business results, and helping to retain the executives.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high-caliber executives. RR Donnelley’s primary benefits for executives include participation in the Company’s broad-based plans at the same costs as other employees. These plans include: retirement plans, savings plans, the Company’s health and dental plans and various insurance plans, including disability and life insurance.

RR Donnelley also provides certain executives, including the NEOs, the following benefits:

•

Supplemental Retirement and Savings: RR Donnelley provides supplemental retirement and savings plans to eligible executives described under Pension Benefits beginning on page 45 of this proxy statement. These supplemental plans take into account compensation levels limited by current tax laws, and are similar to programs found at many of the companies we compete with for talent. This benefit is available to all highly paid executives including our NEOs. Approximately 798 (active and inactive) employees are covered by these plans. RR Donnelley froze the Pension Plans as of December 31, 2011. Therefore, no additional benefits will accrue under these plans or the related Supplemental Retirement Plans.

•

Supplemental Insurance: RR Donnelley provides additional life and disability insurance for its NEOs, enhancing the value of the overall compensation program. The premium cost for these additional benefits is included as income for the NEO and there is no tax gross up on this benefit.

•

Deferred Compensation Plan: RR Donnelley provides executives the opportunity to defer receiving income and therefore defer taxation on that income, until either a number of years chosen by the executive or termination of employment. Deferral programs are very common in the marketplace and add to the attractiveness of our overall compensation program. The Company’s deferred compensation plan is described under Nonqualified Deferred Compensation beginning on page 46 of this proxy statement.

•

Financial Counseling: RR Donnelley pays for financial counseling services, to a maximum of $12,000 per year, to provide the NEOs with access to an independent financial advisor of their choice. The cost of these services, if utilized, is included as income for the NEO and there is no tax gross up on this benefit.

•

Automobile Program: RR Donnelley provides our NEOs with a monthly automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner.

•	Company Airplane: RR Donnelley owns one corporate airplane and has two fractional ownership interests in private planes. No personal airplane travel occurred in 2011.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our NEOs. These guidelines are designed to encourage our executive officers to have a

Company Information

meaningful equity ownership in the Company, and thereby link their interests with those of our stockholders. These stock ownership guidelines provide that, within three years of becoming an executive officer, each officer must own (by way of shares owned outright, shares owned through our 401(k) plans and shares of unvested restricted stock and unvested restricted stock units, but not including unexercised stock options or performance share units) shares of our common stock with a value of three times their base salary, or five times base salary for the CEO. In the event an executive officer does not achieve or make progress toward the required stock ownership level, depending upon the circumstance, the Committee has the discretion to take appropriate action. As of March 2012, all of the NEOs have met and exceeded their ownership guidelines.

Post-Termination Benefits

The Committee believes that severance benefits and change of control benefits are necessary in order to attract and retain the caliber and quality of executives that RR Donnelley needs in its most senior positions. These benefits are particularly important in an industry undergoing consolidation, providing for continuity of senior management and helping executives focus on results and strategic initiatives. The levels of payments and benefits available upon termination were set to be comparable to those in our previously mentioned peer group.

Each of our NEOs, including our CEO, has an agreement that provides for severance payments and benefits if termination occurs without “cause” or if the executive leaves for “good reason.” There is also additional compensation provided for the Operating Executives in circumstances following such termination after a “Change in Control,” as defined in the agreements. Payment of such compensation however, does require a “double trigger” in order to payout. Upon his separation from the Company, Miles McHugh received post termination payments as defined in his agreement.

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an Executive Officer that provides for benefits in an amount that exceeds 2.99 times the Executive Officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

Additional information regarding the severance and change in control payments, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2011, is found under Potential Payments upon Termination or Change in Control beginning on page 47 of this proxy statement.

Tax Deductibility Policy

The Committee considers the deductibility of compensation for federal income tax purposes in the design of RR Donnelley’s programs. Currently, except for restricted stock units that vest solely over time, all of the incentive compensation paid to our NEOs for 2011 qualifies as “performance-based compensation” and, thus, is fully deductible by the Company for federal income tax purposes. While we generally seek to ensure the deductibility of the incentive compensation paid to our NEOs, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our stockholders even if these amounts are not fully tax deductible.

Operation of the Human Resources Committee

The Human Resources Committee of the Board oversees the development and administration of our compensation and benefits policies and programs. The Committee establishes and monitors the overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the Committee, with assistance from its consultant, Mercer, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of the Company’s executive officers, including all NEOs.

For a more complete description of the responsibilities of the Human Resources Committee, see The Board’s Committees and Their Functions beginning on page 21 of this proxy statement, and the charter of the Human Resources Committee posted on RR Donnelley’s website at www.rrdonnelley.com.

Role of Compensation Consultant

The Human Resources Committee retained Mercer as its outside compensation consultant to advise the Committee on executive compensation matters. During 2011, Mercer regularly attended Committee meetings, and reported directly to the Committee on matters relating to compensation for the executive officers.

Company Information

During 2011, the Committee requested that Mercer:

•	Conduct an analysis of compensation for our NEOs and assess how target and actual compensation aligned with the Company’s philosophy and objectives;

•	Review the design of the Company’s short-term cash incentive program;

•	Develop recommendations for the Committee on the size and structure of long-term incentive awards for our executive officers;

•	Provide perspectives on the overall compensation package for the CEO;

•	Assist the Committee in the review of this proxy statement and CD&A ;

•	Assist the Committee in the review of tally sheets; and

•	Provide the Committee ongoing advice and counsel on market compensation trends and legislative and regulatory changes and their impact on RR Donnelley’s executive compensation programs.

Role of Company Management

RR Donnelley management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs and provides these recommendations to the Committee, which makes the final decisions, with advice from Mercer, as appropriate. The management team is responsible for the administration of the compensation programs once Committee decisions are finalized.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors R.R. Donnelley & Sons Company oversees R.R. Donnelley & Sons Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Human Resources Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s Proxy Statement to be filed in connection with the Company’s 2012 Annual Meeting of Stockholders.

Human Resources Committee

Thomas S. Johnson, Chairman

Michael T. Riordan

Susan M. Cameron

Company Information

Executive Compensation

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer, former principal financial officer and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“NEOs”).

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)		Total ($)
Thomas J. Quinlan	2011	1,000,000	—	3,160,000	878,000	816,000	182,084	23,630		6,059,714
President and	2010	1,000,000	—	2,427,600	1,443,000	1,875,000	82,158	23,630		6,851,388
Chief Executive Officer	2009	1,000,000	—	3,887,555	1,396,500	1,500,000	71,740	34,197		7,889,992

Suzanne S. Bettman	2011	425,000	—	642,400	—	346,800	79,841	29,660		1,523,701
Executive Vice President,	2010	425,000	—	693,600	—	796,875	36,768	25,791		1,978,034
General Counsel	2009	400,000	—	453,000	—	600,000	35,064	24,176		1,512,240

Daniel L. Knotts	2011	600,000	—	2,054,000	—	489,600	147,881	24,943		3,316,424
Group President	2010	591,667	—	1,300,500	529,100	1,125,000	83,005	24,918		3,654,190
	2009	550,000	—	622,952	320,636	825,000	100,070	26,084		2,444,742

Daniel N. Leib	2011	446,422	—	401,500	—	362,667	45,779	12,135		1,268,503
Executive Vice President, Chief Financial Officer

John R. Paloian	2011	725,000	—	2,212,000	—	591,600	171,521	32,181		3,732,302
Chief Operating Officer	2010	720,833	—	1,473,900	625,300	1,359,375	98,325	29,881		4,307,614
	2009	700,000	—	1,006,308	517,952	1,050,000	101,221	30,088		3,405,569

Miles W. McHugh(1)	2011	162,500	—	642,400	—	—	62,744	3,805,966	(8)	4,673,610
Former Executive	2010	450,000	—	693,600	—	843,750	31,378	24,426		2,043,154
Vice President,	2009	450,000	—	453,000	—	675,000	26,632	27,977		1,632,609
Chief Financial Officer
[1]	On May 3, 2011, Mr. Leib became Chief Financial Officer of the Company and Mr. McHugh’s employment with the Company was terminated.
[2]

The amounts shown in this column constitute the aggregate grant date fair value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted during the fiscal year under the 2004 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (which we refer to as ASC Topic 718). See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions. Assuming the highest achievement level is attained and a price per share of 18.62, the value of the PSUs as of the grant date are as follows: Mr. Quinlan, $1,862,000; Mr. Knotts, $1,210,300; and Mr. Paloian, $1,303,400. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 43 of this proxy statement.

[3]

The amounts shown in this column reflect the aggregate grant date fair value of options granted during the fiscal year under the 2004 PIP. The amounts are valued using the Black-Scholes-Merton option pricing model in accordance with ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 43 of this proxy statement.

[4]

The amounts shown in this column constitute payments made under our MBO Plan, which is a subplan of the 2004 PIP. At the outset of each year, the Human Resources Committee sets performance criteria that are used to determine whether and to what extent the NEOs will receive payments under the MBO Plan. See Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

[5]

The amounts shown in this column include the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans during 2011.

[6]

Amounts in this column include the value of the following perquisites paid to the NEOs in 2011. Corporate automobile allowance is the amount actually paid to each NEO, as shown in the table below. Personal tax/financial advice is valued at actual amounts paid to each provider of such advice. The Company no longer provides a tax gross-up benefit on these benefits.

Company Information

Named Executive Officer	Corporate Aircraft Usage ($)	Corporate Automobile Allowance ($)	Club Memberships Not Exclusively For Business Use ($)	Personal Tax/Financial Advice ($)	Tax Gross Up Related to Personal Tax/Financial Advice ($)
Thomas Quinlan	0	16,800	—	0	—
Suzanne Bettman	0	12,000	—	11,602	—
Daniel Knotts	0	16,800	—	1,375	—
Daniel Leib	0	11,200	—	0	—
John Paloian	0	16,800	—	2,300	—
Miles McHugh	0	6,300	—	150	—

[7]

Amounts in this column include premiums paid by the Company for group term life insurance and supplemental disability insurance, as shown in the table below. The Company no longer provides a tax gross-up on these benefits.

Named Executive Officer	Supplemental Life Insurance Premium ($)	Supplemental Disability Insurance Premium ($)
Thomas Quinlan	2,290	4,540
Suzanne Bettman	1,690	4,368
Daniel Knotts	2,050	4,718
Daniel Leib	0	935
John Paloian	10,170	2,911
Miles McHugh	2,050	0

[8]

Amounts in this column include the following payments made to Mr. McHugh in connection with his termination from employment with the Company: $698,333 severance payments and $17,593 in a lump sum paid in lieu of a COBRA premium subsidy for 18 months and associated tax gross up. As Mr. McHugh’s severance payments are contingent upon Mr. McHugh’s continued compliance with certain post-employment covenants, including non-compete and non-solicitation provisions, the amount above reflects only the severance paid to Mr. McHugh in 2011. Also includes $3,081,540, reflecting the value of equity that vested upon date of Mr. McHugh’s termination of employment with the Company, assuming a closing price per share of $19.14 on May 3, 2011.

Company Information

2011 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the threshold, target and maximum level of annual cash incentive awards for our executive officers for performance during 2011, as established by the Human Resources Committee in February 2011 under our MBO Plan; and (ii) restricted stock unit and stock option awards granted in February 2011 that were awarded to help retain the NEOs and focus their attention on building shareholder value.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Maximum (#)
Thomas Quinlan	—	150,000	(1)	1,500,000	(1)	5,000,000	(1)	—		—		—	—	—	—
	2/28/2011	—		—		—		50,000	(2)	100,000	(2)	—	—	—	1,554,000
	2/28/2011	—		—		—		—		—		100,000	—	—	1,606,000
	2/28/2011	—		—		—		—		—		—	200,000	18.62	878,000

Suzanne Bettman	—	63,750	(1)	637,500	(1)	1,275,000	(1)	—		—		—	—	—	—
	2/28/2011	—		—		—		—		—		40,000	—	—	642,400

Daniel Knotts	—	90,000	(1)	900,000	(1)	1,800,000	(1)	—		—		—	—	—	—
	2/28/2011	—		—		—		32,500	(2)	65,000	(2)	—	—	—	1,010,100
	2/28/2011	—		—		—		—		—		65,000	—	—	1,043,900

Daniel Leib	—	75,000	(1)(6)	750,000	(1)(6)	1,023,750	(1)(6)	—		—		—	—	—	—
	2/28/2011	—		—		—		—		—		25,000	—	—	401,500

John Paloian	—	108,750	(1)	1,087,500	(1)	2,175,000	(1)	—		—		—	—	—	—
	2/28/2011	—		—		—		35,000	(2)	70,000	(2)	—	—	—	1,087,800
	2/28/2011	—		—		—		—		—		70,000	—	—	1,124,200

Miles McHugh	—	67,500	(1)	675,000	(1)	1,350,000	(1)	—		—		—	—	—	—
	2/28/2011	—		—		—		—		—		40,000	—	—	642,400
[1]	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2011 Summary Compensation table.
[2]

Consists of performance stock units awarded under the 2004 PIP. Each PSU is equivalent to one share of the company’s common stock on the date of grant. The PSUs are earned for achieving specified calculated cash flow targets over a three-year performance period beginning January 1, 2011 and ending December 31, 2013. The minimum target must be reached in order for the holder to be entitled to receive any PSUs. From 50% to up to 100% of the number of PSUs granted may be earned depending upon performance versus specified target levels. After the performance period, the earned PSUs will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each PSU will be equal to the fair market value of one share of the company’s common stock on the payment date. If employment is terminated by the Company without cause or by the NEO for good reason (each as defined in the NEO’s employment agreement), the PSUs will vest and be payable, if at all, on the same terms and conditions that would have applied had such NEO’s employment not been terminated (i.e., performance measured on December 31, 2013). If employment terminates by reason of death or disability, 50% of any unvested PSUs will vest and become payable, assuming the attainment of target performance or, if greater, based on actual performance through the date of death or determination of disability. In the event of a change in control (as defined in the 2004 PIP), all of the PSUs will vest and be payable at mid-performance (75%) or, if greater, based on actual performance through the Acceleration Date (as defined in the 2004 PIP).

[3]

Consists of restricted stock units awarded under the 2004 PIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date. If employment terminates by reason of death or disability, the unvested portion of the RSUs shall become fully vested. If employment terminates by reason of retirement, the unvested portion of the RSUs shall continue to vest as granted (one-fourth on each anniversary of the grant date). If employment terminates other than for death, disability or retirement, the unvested portion of the RSUs will be forfeited. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 47 of this proxy statement.

[4]

Consists of stock options awarded under the 2004 PIP. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. If employment terminates by reason of death or disability, the unvested portion of the option shall become fully vested and be exercisable for a one-year period from the date of disability or death. If employment terminates by reason of retirement, the unvested portion of the option shall continue to vest as granted (one-fourth on each anniversary of the grant date) and be exercisable for a five-year period from the date of retirement. If employment terminates other than for death, disability or retirement, the unvested portion of the option will be forfeited and the vested portion shall be exercisable for a 90-day period from the date of termination. In the event of a change in control (as defined in the 2004 PIP), the option will fully vest and be exercisable until the expiration date. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 47 of this proxy statement.

Company Information

[5]

Grant date fair value with respect to the restricted stock units and performance stock units is determined in accordance with ASC Topic 718. Grant date fair value with respect to the options is determined using the Black-Scholes-Merton option pricing model to in accordance with ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

[6]

On May 3, in connection with his appointment to CFO, Mr. Leib’s base salary and target bonus percentage upon which payments under the MBO Plan are based were increased. The amounts shown reflect a payout based on such increased amounts, but the MBO Plan provides for the payout to be calculated by prorating the payout based upon the portion of the year that he served in his prior position and the portion of the year that he served in his current, more highly-compensated, position. The amount actually earned by Mr. Leib is reported as Non-Equity Incentive Plan Compensation in the 2011 Summary Compensation table. In addition, the maximum payout amount for Mr. Leib was set at Mr. Leib’s old base salary and target bonus percentage.

Company Information

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2011, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO’s minimum base salary, bonus opportunities, entitlement to participate in our benefit plans, equity awards and provisions with respect to certain payments and other benefits upon termination of employment under certain circumstances (such as without “Cause” or leaving employment for “Good Reason,” as defined in the agreements) or, in certain agreements, after a change in control of the Company. Please see Potential Payments Upon Termination or Change in Control beginning on page 47 of this proxy statement for a description of such provisions and for a description of post-termination payments for Mr. McHugh.

The minimum base salary set forth in each NEO’s employment agreement is: Mr. Quinlan, $1,000,000; Ms. Bettman, $400,000; Mr. Knotts, $550,000; Mr. Leib, $500,000; Mr. Paloian, $700,000 and Mr. McHugh, $450,000. Mr. McHugh was paid his salary pro rata through the date of his termination from employment with the Company.

The employment agreements also set forth each NEO’s target bonus as a percentage of such NEO’s base salary. The target bonus for each NEO is 150%. Mr. McHugh forfeited his bonus for 2011 upon his termination from employment with the Company.

The employment agreements of the NEOs provide that such NEO will be entitled to participate in the Company’s compensation and benefit programs that are available to all management employees and that such NEO will also be eligible to participate in certain executive-only benefit plans.

Awards

The Committee granted 200,000 stock options to Mr. Quinlan, its CEO, in 2011 under the 2004 PIP with a grant date of February 28, 2011. The options vest in equal proportions over four years on the anniversary of the grant date, with an exercise price of the fair market value on the grant date.

The Committee granted performance stock units to three of its NEOs in 2011 under the 2004 PIP. The performance stock unit awards are earned for achieving specified calculated cash flow targets over a three-year performance period beginning January 1, 2011 and ending December 31, 2013. The minimum target must be reached in order for the holder to be entitled to receive any performance stock units and from 50% to up to 100% of the number of performance stock units granted may be earned depending upon performance versus specified target levels. After the performance period, the earned performance stock units will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each performance stock unit will be equal to the fair market value of one share of the Company’s common stock on the payment date. The performance stock unit awards have no dividend or voting rights. Mr. Quinlan received 100,000; Mr. Knotts received 65,000 and Mr. Paloian received 70,000 performance stock units.

The Committee granted restricted stock units to all of its NEOs and Mr. McHugh in 2011 under the 2004 PIP. The restricted stock unit awards vest in equal proportions over four years on the anniversary of the grant date. The restricted stock units have no dividend or voting rights. All restricted stock units are payable in shares of common stock of the Company upon vesting. Mr. Quinlan received 100,000; Ms. Bettman received 40,000; Mr. Knotts received 65,000; Mr. Leib received 25,000; Mr. Paloian received 70,000 and Mr. McHugh received 40,000 restricted stock units with a grant date of February 28, 2011. Per the terms of Mr. McHugh’s employment agreement, all unvested equity, including these restricted stock unit awards, vested upon his termination from employment with the Company.

In 2011, the Committee established annual corporate financial targets under the MBO Plan based on non-GAAP earnings per share. Payment of the potential bonuses of the NEOs is only considered once 90% of the corporate financial target for the fiscal year is reached and payment then scales up to a maximum payout of 125% of the MBO target if company performance exceeds the corporate financial target. Once the target is met, the actual individual awards to NEOs are based on performance against business unit performance goals and/or individual objectives. Based on the Company’s earnings per share performance and the Human Resources Committee’s assessment of each NEO’s overall performance relative to each NEO’s preset goals, actual MBO bonuses earned by the NEOs were paid out at 54.4% of target and are reported as “Non-Equity Incentive Plan Compensation” in the 2011 Summary Compensation Table. Upon Mr. McHugh’s termination from employment with the Company, his MBO award was forfeited.

Company Information

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to long-term incentive awards, Mr. Quinlan, Mr. Knotts and Mr. Paloian generally received less than 50% of their total compensation in the form of base salary and cash incentive awards under the MBO Plan, while Ms. Bettman and Mr. Leib received less than 70% of their total compensation in the form of base salary and cash incentive awards under the MBO Plan. As noted in Compensation Discussion and Analysis beginning on page 28 of this proxy statement, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Human Resources Committee believes that our current compensation program gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals. Please see the Compensation Discussion and Analysis section of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

Company Information

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table shows certain information about unexercised options and unvested stock awards at December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)
Thomas Quinlan	—	200,000	18.62	2/27/2021	—	—	—	—
	75,000	225,000	19.89	2/25/2020	—	—	—	—
	475,000	475,000	7.09	3/1/2019	—	—	—	—
	309,750	103,250	32.07	2/28/2018	—	—	—	—
	260,000	—	36.22	3/20/2017	—	—	—	—
	47,250	—	16.73	1/1/2013	—	—	—	—
	—	—	—	—	744,846	9,406,138	—	—
	—	—	—	—	—	—	50,000	721,50

Suzanne Bettman	25,000	—	29.38	5/4/2014	—	—	—	—
	—	—	—	—	146,000	2,106,780	—	—

Daniel Knotts	27,500	82,500	19.89	2/25/2020	—	—	—	—
	54,530	109,060	7.09	3/1/2019	—	—	—	—
	93,750	31,250	32.07	2/28/2018	—	—	—	—
	80,000	—	36.22	3/20/2017	—	—	—	—
	1,200	—	24.22	9/23/2013	—	—	—	—
	—	—	—	—	207,765	2,998,049	—	—
	—	—	—	—	—	—	32,500	468,975

Daniel Leib	—	—	—	—	88,750	1,280,663	—	—

John Paloian	32,500	97,500	19.89	2/25/2020	—	—	—	—
	—	176,174	7.09	3/1/2019	—	—	—	—
	162,000	54,000	32.07	2/28/2018	—	—	—	—
	130,000	—	36.22	3/20/2017	—	—	—	—
	100,000	—	29.24	3/28/2014	—	—	—	—
	—	—	—	—	262,578	3,789,001	—	—
	—	—	—	—	—	—	35,000	505,050

Miles McHugh	—	—	—	—	—	—	—	—
Note:	Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.
[1]	The following table provides information with respect to the vesting of each NEO’s outstanding unexercisable options that are set forth in the above table:

Vesting Date	Thomas Quinlan	Suzanne Bettman	Daniel Knotts	Daniel Leib	John Paloian
2/26/2012	75,000	—	27,500	—	32,500
2/28/2012	153,250	—	31,250	—	54,000
3/2/2012	237,500	—	54,530	—	88,087
2/26/2013	75,000	—	27,500	—	32,500
2/28/2013	50,000		—		—
3/2/2013	237,500	—	54,530	—	88,087
2/26/2014	75,000	—	27,500	—	32,500
2/28/2014	50,000	—	—	—	—
2/28/2015	50,000	—	—	—	—
[2]	The following table provides information with respect to the vesting of each NEO’s outstanding unvested restricted stock units that are set forth in the above table.

Company Information

Vesting Date	Thomas Quinlan	Suzanne Bettman	Daniel Knotts	Daniel Leib	John Paloian
2/22/2012	17,756	—	17,756	—	17,756
2/26/2012	35,000	10,000	18,750	6,250	21,250
2/28/2012	25,000	36,000	16,250	21,250	17,500
3/2/2012	214,545	25,000	34,379	15,000	55,536
2/26/2013	35,000	10,000	18,750	6,250	21,250
2/28/2013	25,000	10,000	16,250	6,250	17,500
3/2/2013	214,545	25,000	34,380	15,000	55,536
2/26/2014	35,000	10,000	18,750	6,250	21,250
2/28/2014	25,000	10,000	16,250	6,250	17,500
2/28/2015	25,000	10,000	16,250	6,250	17,500
[3]	Assumes a closing price per share of $14.43 on December 30, 2011.
[4]

Represents PSUs that were granted on February 28, 2011, assuming threshold performance achievement. Each PSU is equivalent to one share of the company’s common stock on the date of grant. The PSUs are earned for achieving specified calculated cash flow targets over a three-year performance period beginning January 1, 2011 and ending December 31, 2013. The minimum target must be reached in order for the holder to be entitled to receive any PSUs. From 50% to up to 100% of the number of PSUs granted may be earned depending upon performance versus specified target levels. After the performance period, the earned PSUs will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each PSU will be equal to the fair market value of one share of the company’s common stock on the payment date. If employment is terminated by the Company without cause or by the NEO for good reason (each as defined in the NEO’s employment agreement), the PSUs will vest and be payable, if at all, on the same terms and conditions that would have applied had such NEO’s employment not been terminated (i.e., performance measured on December 31, 2013). If employment terminates by reason of death or disability, 50% of any unvested PSUs will vest and become payable, assuming the attainment of target performance or, if greater, based on actual performance through the date of death or determination of disability. In the event of a change in control (as defined in the 2004 PIP), all of the PSUs will vest and be payable at mid-performance (75%) or, if greater, based on actual performance through the Acceleration Date (as defined in the 2004 PIP).

[5]	Assumes threshold performance achievement (50% payout of the PSUs granted) and a price per share of $14.43 on December 30, 2011.

2011 Option Exercises and Stock Vested

The following table shows information regarding the value of options exercised and restricted stock and restricted stock units vested during 2011.

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Thomas Quinlan	0	N/A	307,545	5,606,129
Suzanne Bettman	0	N/A	40,000	725,100
Daniel Knotts	0	N/A	73,629	1,346,914
Daniel Leib	0	N/A	25,000	452,950
John Paloian	88,087	971,300	106,786	1,954,884
Miles McHugh	0	N/A	201,000	3,806,640
[1]

Value realized on exercise of options equals the number of shares underlying the stock options multiplied by the excess of (i) the closing market price of our common stock on the date of exercise, over (ii) the exercise price per share of the option.

[2]	Represents the vesting of restricted stock, restricted stock units and other similar instruments under the Company’s equity plans.
[3]

Value realized on vesting of restricted stock or restricted stock units is the fair market value on the date of vesting. Fair market value is based on the closing price as reported by the Nasdaq Stock Market.

Company Information

Pension Benefits

Under the Retirement Benefit Plan of RR Donnelley & Sons Company and the Retirement Income Plan of Moore Wallace North America, Inc., (collectively referred to as the Qualified Retirement Plans), effective as of January 1, 2005 eligible employees begin accruing retirement benefits of 0.7% of covered compensation each year. Employees of RR Donnelley & Sons Company who met certain requirements and whose age and service points as of December 31, 2004 equaled 55 to 64 points accrued an additional 0.25% of covered compensation and those with 65 or more points accrue an additional 0.50% of covered compensation. Prior to January 1, 2005, employees of RR Donnelley participated in one of two defined benefit programs with higher accrual rates. The defined benefit plan for Moore Wallace employees had been frozen as of December 31, 2000, with no benefit accrual until the plan was reactivated as of January 1, 2005. Compensation covered by the Qualified Retirement Plans generally includes salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under the pension plan is limited by law. For 2011, the annual limitation is $250,000. The Qualified Retirement Plans are funded entirely by the Company with contributions made to trust funds from which the benefits of participants are paid. The Company froze benefit accruals under all of its U.S. pension plans as of December 31, 2011. Beginning January 1, 2012, participants ceased earning additional benefits under the Qualified Retirement Plans and no new participants will enter these plans.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under federal income tax qualified plans. To the extent an employee’s pension would have accrued under one of the Qualified Retirement Plans if it were not for such limitations, the additional benefits are accrued under the RR Donnelley Unfunded Supplemental Pension Plan (referred to as the SERP). On [December 31, 2011], approximately 798 individuals are covered by the SERP as active employees or terminated employees with vested benefits, and in 2011 approximately 309 individuals received payments from the SERP. The SERP is unfunded and provides for payments to be made out of the Company’s general assets.

Some participants have a pre-2005 cash balance or pension equity benefit with respect to which they can elect to receive a lump sum amount upon termination. Other pre-2005 participants and all participants who first began participating in one of the Qualified Retirement Plans on or after January 1, 2005, will receive a career average plan benefit. Under the career average plan benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Qualified Retirement Plans and the SERP set forth in the table below.

2011 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas Quinlan	Pension Plan	11	$60,635	—
	SERP	11	$417,157	—

Suzanne Bettman	Pension Plan	7	$68,455	—
	SERP	7	$157,613	—

Daniel Knotts	Pension Plan	25	$182,811	—
	SERP	25	$365,078	—

Daniel Leib	Pension Plan	7	$54,736	—
	SERP	7	$66,190	—

John Paloian(1)	Pension Plan	18	$214,658	—
	SERP	18	$453,767	—
[1]	Mr. Paloian’s years of credited service include 12 years of credited service from a prior period of employment with the Company as provided under the terms of the Plans.

Company Information

Nonqualified Deferred Compensation

The 2011 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 100% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution upon the six-month anniversary of the termination of the NEO’s employment with the Company unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

The table also presents amounts deferred under our Supplemental Executive Retirement Plan (“SERP- B”). Under the SERP-B, participants could defer a portion of their regular earnings substantially equal to the difference between the amount that, in the absence of legislation limiting additions to our Savings Plan, would have been allocated to an employee’s account as before-tax and matching contributions, minus the deferral amount actually allocated under the Savings Plan. Deferred amounts earn interest at the prime rate and such interest is paid by the Company. Distributions are paid in a lump sum distribution upon the six-month anniversary of the termination of the participant’s employment with our Company. The SERP-B was frozen in 2004 and no additional amounts may be contributed by NEOs.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas Quinlan
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	7,228	—	229,613

Suzanne Bettman
Deferred Compensation Plan	—	—	69	—	716,988
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Daniel Knotts
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Daniel Leib
Deferred Compensation Plan	—	—	(2,449)	—	114,925
Supplemental Executive Retirement Plan-B	—	—	—	—	—

John Paloian
Deferred Compensation Plan	81,094	—	(32,219)	—	354,978
Supplemental Executive Retirement Plan-B	—	—	—	—	—

Miles McHugh
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—
[1]	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the 2011 Summary Compensation table on page 37 of this proxy statement.
[2]

Amounts in this column are not included in the 2011 Summary Compensation table. Amounts in this column with respect to the Supplemental Executive Retirement Plan-B consist of Company contributed interest calculated at the prime interest rate on the NEO’s account balance.

Company Information

Potential Payments Upon Termination or Change in Control

As noted under Compensation Discussion and Analysis — Post-Termination Benefits on page 35 of this proxy statement, we have entered into employment agreements with each of our NEOs that provide for payments and other benefits in connection with the officer’s termination for a qualifying event or circumstance and, in some agreements, for enhanced payments in connection with such termination after a Change in Control (as defined in the applicable agreement). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreements for each NEO provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Good Reason’ that are used in those agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer, chief financial officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the NEO duties that represent a material diminution of his or her duties or responsibilities, reduce the NEO’s compensation, generally require that the NEO’s principal office be located other than in or around Chicago, Illinois or, in the case of Mr. Quinlan and Mr. Paloian, New York, New York, or materially breach the employment agreement.

The employment agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions that would apply for a period of eighteen months to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 30, 2011, the last business day of our most recent fiscal year.

Termination after a Change in Control

The NEO’s other than Mr. Leib are entitled to certain tax gross-ups upon a termination after a Change in Control (as defined in such NEO’s employment agreement).

As with the severance provisions described above, the rights to which the NEO’s are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Payment Obligations Under

Employment Agreements upon

Termination of Employment of NEO

The following tables set forth our payment obligations under the employment agreements under the circumstances specified upon a termination of the employment of our NEOs. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Pension Benefits and Nonqualified Deferred Compensation beginning on page 45 of this proxy statement.

The tables further assume the following. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination or change in control.

Disability or Death — All NEOs are entitled to pension benefits upon death or disability according to the terms of the pension plan. The employment agreements provide that in the event of disability or

Company Information

death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, each NEO is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for the NEO’s benefit. Pursuant to the terms of the Company’s MBO Plan, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration — Each NEO is entitled to immediate vesting of all outstanding equity awards in the event of any termination initiated by the NEO for Good Reason or termination initiated by the Company without Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the 2004 PIP) and may be entitled to a gross up payment, as described below. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.” Value of accelerated restricted stock units and PSUs is the fair market value on the date of termination.

Value of accelerated options is determined by subtracting the exercise price from the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 30, 2011 of $14.43.

Health Care Benefits — The employment agreements generally provide that, after resignation for Good Reason or termination without Cause, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Messrs. Quinlan, Knotts and Paloian this period is 24 months after such resignation or termination before a Change in Control, and the last day of the second calendar year following the calendar year in which such termination occurs after a Change in Control and for Ms. Bettman and Mr. Leib this period is 18 months after such resignation or termination (either before or after a Change in Control). In the event of resignation other than for Good Reason or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

280G Tax Gross-Up — Upon a Change in Control of the Company, an NEO may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code with respect to payments that are treated as excess parachute payments under Section 280G. The Company has agreed to reimburse the applicable NEO for all excise taxes that are imposed on the NEO under Section 4999 and any income and excise taxes that are payable by the NEO as a result of any reimbursements for such excise taxes. In the event, however, it is determined that the NEO is entitled to a reimbursement payment for such excise taxes, but that the Change in Control payments would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as excess parachute payments under Section 280G, then the amounts payable to the NEO under the Change in Control agreement will be reduced to the maximum amount that could be paid to the NEO without giving rise to the excise tax. The calculation of the gross-up amount is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, the applicable state tax rate, and a 1.45% medicare tax rate. For purposes of the Section 280G calculation, it has been assumed that no amounts will be treated as reasonable compensation and no value will be attributed to the NEO’s restrictive covenants.

The tables assume that termination took place on December 30, 2011. Mr. McHugh’s employment with the Company was terminated effective May 3, 2011. Pursuant to the terms of his employment agreement, he received the following: a cash severance benefit of $1,870,000 payable over the 18 month period following his date of termination, accelerated vesting of his outstanding equity awards, a lump sum payment of $17,593 paid in lieu of a COBRA premium subsidy for 18 months and an associated tax gross up and twelve months of outplacement service. All such payments are subject to Mr. McHugh’s continued compliance with certain post-employment covenants, including non-compete and non-solicitation provisions.

Company Information

Mr. Quinlan, the Company’s president and chief executive officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	2,000,000	(1)	0	3,000,000	(2)	—	(3)	—
Bonus	3,000,000	(1)	0	6,075,000	(2)	1,500,000	(4)	1,500,000	(4)

Equity:
Restricted Share Units(5)	9,406,138		0	9,406,138		9,406,138	(6)	9,406,138	(6)
Options(5)	3,486,500		0	3,486,500		3,486,500	(6)	3,486,500	(6)
Performance Stock Units (5)	—	(7)	0	1,082,250	(8)	721,500	(9)	721,500	(9)

Benefits and Perquisites:(10)
Post-Termination Health Care	23,790		0	23,790		—		—
Supplemental Life Insurance	4,580		0	4,580		—		2,000,000	(11)
Supplemental Disability Insurance	9,080		0	9,080		2,910,006	(12)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up(13)	—		—	—		—		—

Total:	17,987,688		0	23,144,938		18,024,144		17,114,138
[1]	Mr. Quinlan is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Quinlan is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Quinlan is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Quinlan is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Quinlan is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Quinlan is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]	Assumes price per share of $14.43 on December 30, 2011.
[6]	All unvested equity awards held by Mr. Quinlan will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[7]

The PSUs will vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Quinlan’s employment not been terminated (i.e., performance measured on December 31, 2013).

[8]	Assuming an Acceleration Date of the Change in Control of December 30, 2011, the PSUs would vest and become payable at 75% of target performance.
[9]	Upon death or disability, 50% of the PSUs vest and become payable at target performance (100%).
[10]	Except as disclosed, Mr. Quinlan receives the same benefits that are generally available to all salaried employees upon disability or death.
[11]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.
[12]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.

[13]	Under this scenario Mr. Quinlan is not subject to the excise tax and no gross-up would be made.

Company Information

Ms. Bettman, the Company’s executive vice president, general counsel, corporate secretary and chief compliance officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	637,500	(1)	0	637,500	(1)	—	(2)	—
Bonus	956,250	(1)	0	956,250	(1)	637,500	(3)	637,500	(3)

Equity:
Restricted Share Units(4)	2,106,780		0	2,106,780		2,106,780	(5)	2,106,780	(5)
Options(4)	0		0	0		0		0

Benefits and Perquisites:(6)
Post-Termination Health Care	1,967		0	1,967		—		—
Supplemental Life Insurance	2,535		0	2,535		—		2,000,000	(7)
Supplemental Disability Insurance	6,552		0	6,552		3,150,000	(8)	—
Financial Planning	18,000		0	18,000		—		—
Car Allowance	18,000		0	18,000		—		—
280G Tax Gross Up(9)	—		—	0		—		—

Total:	3,747,584		0	3,747,584		5,894,280		4,744,280
[1]	Ms. Bettman is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]	Ms. Bettman is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[3]

Pursuant to the terms of the Company’s MBO Plan, Ms. Bettman is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[4]	Assumes price per share of $14.43 on December 30, 2011.
[5]	All unvested equity awards held by Ms. Bettman will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[6]	Except as disclosed, Ms. Bettman receives the same benefits that are generally available to all salaried employees upon death or disability.
[7]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.
[8]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.

[9]	Under this scenario Ms. Bettman is not subject to the excise tax and no gross-up would be made.

Mr. Knotts, the Company’s group president would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,200,000	(1)	0	1,800,000	(2)	—	(3)	—
Bonus	1,800,000	(1)	0	3,675,000	(2)	900,000	(4)	900,000	(4)
Deferred Cash Bonus	1,415,469	(5)	0	2,000,000	(6)	2,000,000	(7)	2,000,000	(7)

Equity:
Restricted Share Units(8)	2,998,049		0	2,998,049		2,998,049	(9)	2,998,049	(9)
Options(8)	400,250		0	400,250		400,250	(9)	400,250	(9)
Performance Share Units(8)	—	(10)	0	703,463	(11)	468,975	(12)	468,975	(12)

Benefits and Perquisites:(13)
Post-Termination Health Care	23,718		0	23,718		—		—
Supplemental Life Insurance	4,100		0	4,100		—		2,000,000	(14)
Supplemental Disability Insurance	9,436		0	9,436		3,164,994	(15)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up	—		—	2,678,644		—		—

Total:	7,908,622		0	14,350,260		9,932,268		8,767,274

Company Information

[1]	Mr. Knotts is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Knotts is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Knotts is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Knotts is entitled pursuant to the terms of his employment agreement.

[3]	Mr. Knotts is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Knotts is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]

A pro-rated portion of a deferred cash bonus (the “Deferred Cash Bonus”) awarded under the 2004 PIP in March 2009 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award.

[6]	Assuming an Acceleration Date of the Change in Control of December 30, 2011, the Deferred Cash Bonus would fully vest and become payable.
[7]	Upon death or disability, the Deferred Cash Bonus would fully vest and become payable.
[8]	Assumes price per share of $14.43 on December 30, 2011.
[9]

All unvested equity awards held by Mr. Knotts will immediately vest upon disability or death pursuant to the terms of the applicable award agreements. All unvested equity awards held by Mr. Knotts will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

[10]	The PSUs will vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Knott’s employment not been terminated (i.e., performance measured on December 31, 2013).
[11]	Assuming an Acceleration Date of the Change in Control of December 30, 2011, the PSUs would vest and become payable at 75% of target performance.
[12]	Upon death or disability, 50% of the PSUs vest and become payable at target performance (100%).
[13]	Except as disclosed, Mr. Knotts receives the same benefits that are generally available to all salaried employees upon death or disability.
[14]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.
[15]

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.

Mr. Leib, the Company’s executive vice president and chief financial officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	750,000	(1)	0	750,000	(1)	—	(2)	—
Bonus	1,250,000	(1)	0	1,250,000	(1)	750,000	(3)	750,000	(3)

Equity:
Restricted Share Units(4)	1,280,663		0	1,280,663		1,280,663	(5)	1,280,663	(5)

Benefits and Perquisites:(6)
Post-Termination Health Care	—		0	—		—		—
Supplemental Life Insurance	—		—	—		—		2,000,000	(7)
Supplemental Disability Insurance	—		—	—		2,950,005	(8)	—
280G Tax Gross Up(9)	—		—	—		—		—

Total:	3,280,663		0	3,280,663		4,980,668		4,030,663
[1]	Mr. Leib is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]	Mr. Leib is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[3]

Pursuant to the terms of the Company’s MBO Plan, Mr. Leib is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[4]	Assumes price per share of $14.43 on December 30, 2011.
[5]	All unvested equity awards held by Mr. Leib will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[6]	Except as disclosed, Mr. Leib receives the same benefits that are generally available to all salaried employees upon death or disability.
[8]

Represents additional benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Leib in excess of the amount generally available to all salaried employees.

[9]	Under this scenario Mr. Leib is not subject to the excise tax and no gross-up would be made.

Company Information

Mr. Paloian, the Company’s chief operating officer would be entitled to the following:

Benefits and Payments Upon Termination	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,450,000	(1)	0	1,908,201	(2)	—	(3)	—
Bonus	2,175,000	(1)	0	4,158,201	(2)	1,087,500	(4)	1,087,500	(4)
Deferred Cash Bonus	2,123,203	(5)	0	3,000,000	(6)	3,000,000	(7)	3,000,000	(7)

Equity:
Restricted Share Units(8)	3,789,001		0	3,789,001		3,789,001	(9)	3,789,001	(9)
Options(8)	1,293,117		0	1,293,117		1,293,117	(9)	1,293,117	(9)
Performance Share Units(8)	—	(10)	0	757,575	(11)	505,050	(12)	505,050	(12)

Benefits and Perquisites:(13)
Post-Termination Health Care	23,102		0	23,102		—		—
Supplemental Life Insurance	20,340		0	20,340		—		2,000,000	(14)
Supplemental Disability Insurance	5,822		0	5,822		1,027,503	(15)	—
Financial Planning	24,000		0	24,000		—		—
Car Allowance	33,600		0	33,600		—		—
280G Tax Gross Up(16)	—		—	—		—		—

Total:	10,937,185		0	15,012,959		10,702,171		11,674,668
[1]	Mr. Paloian is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
[2]

Mr. Paloian is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Paloian is also entitled to his pro-rated annual bonus for the year in which the termination occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table. Also included as bonus is a $75,000 lump sum payment to which Mr. Paloian is entitled pursuant to the terms of his employment agreement. Pursuant to the terms of his employment agreement if it is determined that Mr. Paloian is entitled to a 280G gross-up payment, but that payments under this scenario would not be subject to a 280G excise tax if the payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as “parachute payments”, then the amounts payable to Mr. Paloian will be reduced to the maximum amount that could be paid to him without giving rise to the excise tax, and no 280G gross-up payment will be made. Base salary and bonus amounts in this column reflect such a reduction by an aggregate amount of $533,597.

[3]	Mr. Paloian is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
[4]

Pursuant to the terms of the Company’s MBO Plan, Mr. Paloian is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

[5]

A pro-rated portion of a deferred cash bonus (the “Deferred Cash Bonus”) awarded under the 2004 PIP in March 2009 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award.

[6]	Assuming an Acceleration Date of the Change in Control of December 30, 2011, the Deferred Cash Bonus would fully vest and become payable.
[7]	Upon death or disability, the Deferred Cash Bonus would fully vest and become payable
[8]	Assumes price per share of $14.43 on December 30, 2011.
[9]	All unvested equity awards held by Mr. Paloian will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
[10]

The PSUs will vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Paloian’s employment not been terminated (i.e., performance measured on December 31, 2013).

[11]	Assuming an Acceleration Date of the Change in Control of December 30, 2011, the PSUs would vest and become payable at 75% of target performance.
[12]	Upon death or disability, 50% of the PSUs vest and become payable at target performance (100%).
[13]	Except as disclosed, Mr. Paloian receives the same benefits that are generally available to all salaried employees upon death or disability.
[14]	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Paloian in excess of the amount generally available to all salaried employees.
[15]

Represents additional benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Paloian in excess of the amount generally available to all salaried employees.

[16]

Pursuant to the terms of his employment agreement, Mr. Paloian’s compensation was, for the purpose of this calculation, reduced by $533,597 so that he is not subject to the excise tax and no gross-up would be made.

Company Information

Director Compensation

Equity-Based Compensation

Each non-employee director receives a $5,000 cash meeting fee for each meeting of the board attended in person or telephonically as well as an annual retainer fee paid in restricted stock units as set forth below. Director restricted stock units granted after January 2009 vest in equal portions over three years from the date of grant with the opportunity to defer vesting of any tranche of restricted stock units until termination of service on the Board. Awards granted between January 2008 and January 2009 vest in equal portions over three years from the date of grant and were amended in May 2009 to provide the opportunity to defer vesting of any tranche of such restricted stock units until termination of service on the Board. For awards granted prior to January 2008, one-third of the restricted stock units vest on the third anniversary of the grant date, and the remaining two-thirds of the restricted stock units vest upon termination of the holder’s service on the Board; the holder could also elect to defer delivery of the initial one-third of the restricted stock units until termination of service on the Board. In the event of termination of service on the Board prior to a vesting date, all restricted stock units will vest. All awards granted prior to December 31, 2007 are payable in shares of common stock or cash. In 2009, the option to have awards paid in cash was removed for awards granted in 2008 and future years. Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out in cash with the corresponding restricted stock units. Each director receives annually a restricted stock unit grant, the fair market value of which is $220,000, as a base retainer for serving as a director. A director will also receive, as applicable, the following annual awards of a restricted stock unit grant with a fair market value of:

–	$35,000, for serving as the chairman of the audit committee;

–	$20,000, for serving as chairman of any other committee;

–	$20,000, for serving as a member of the audit committee other than the chairman; or

–	$150,000, for serving as chairman of the board of directors.

Fair market value is defined as the closing price of the Company’s stock on the date of grant.

Pension

Under the Wallace Computer Services Directors Pension Plan, Messrs. Pope and Riordan will receive quarterly payments of $6,250 starting at the later of age 60 or termination of service on the board and continuing until the balance in such director’s pension account has been paid out. As of December 31, 2011, Messrs. Pope and Riordan had a balance of $175,000 and $41,688, respectively. No other director will receive payments under this plan.

Indemnification Agreements

The Company is party to indemnification agreements with each of its directors that requires the Company to indemnify the directors to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation also requires the Company to indemnify both the directors and officers to the fullest extent permitted by Delaware law.

Benefits

Non-employee directors may also elect to participate in the Company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the Company.

Company Information

2011 Non-Employee Director Compensation Table

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive compensation as described above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
Susan Cameron	45,000	240,000	—	—	—	566		285,566
Lee Chaden	50,000	240,000	—	—	—	568		290,568
Richard Crandall(6)	—	—	—	—	—	—		—
Judith Hamilton	45,000	240,000	—	—	—	11,532	(7)	296,532
Thomas Johnson	50,000	240,000	—	—	—	13,398	(7)	303,398
John Pope	50,000	255,000	—	—	—	21,342	(8)	326,342
Michael Riordan	50,000	240,000	—	—	—	10,205	(8)	300,205
Oliver Sockwell	50,000	220,000	—	—	—	10,298	(7)	280,298
Stephen Wolf	50,000	370,000	—	—	—	14,033	(7)	434,033
[1]	The Non-Employee Director Compensation Plan provides that each director receive $5,000 in cash for each meeting of the Board attended in person or telephonically.
[2]

The amounts shown in this column constitute restricted stock units granted under the Company’s 2004 PIP awarded as payment of non-employee director annual retainer and fees for serving as chairperson of the board or committees calculated as set forth above under Equity-Based Compensation . Grant date fair value with respect to the restricted stock units is determined in accordance with ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2011, each director had outstanding the following aggregate number of restricted stock units: Ms. Cameron, 26,475; Mr. Chaden, 26,476; Ms. Hamilton, 47,062; Mr. Johnson, 49,139; Mr. Pope, 47,848; Mr. Riordan 72,200; Mr. Sockwell, 66,474 and Mr. Wolf, 112,715.

[3]	No annual stock option grants or non-stock incentive plan compensation payments were made as compensation for director services in 2011 or are contemplated under our current compensation structure.
[4]

As of December 31, 2011, the following directors had outstanding the following numbers of outstanding options to purchase shares of Common Stock: Ms. Hamilton, 6,873; Mr. Johnson, 6,873; Mr. Sockwell, 6,873 and Mr. Wolf, 6,873.

[5]	Includes interest accrued on dividend equivalents on restricted stock awards credited to each directors’ account.
[6]	Mr. Crandall joined the Board of Directors effective January 13, 2012.
[7]

Includes dividends on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares, in the following amounts: Ms. Hamilton, $8,952; Mr. Johnson, $10,756; Mr. Sockwell, $7,420 and Mr. Wolf, $9,145. As of December 31, 2011, the following directors had outstanding the following aggregate numbers of phantom shares: Ms. Hamilton, 8,957 phantom shares; Mr. Johnson, 10,761 phantom shares; Mr. Sockwell, 7,424 phantom shares and Mr. Wolf, 9,150 phantom shares. The phantom shares are fully vested.

[8]

Includes dividends paid on amounts held in the directors’ account under the Wallace Corporation Director Compensation Plan pursuant to which the directors retainer fees were credited as shares of stock in Company maintained accounts, similar to phantom stock, in the following amounts: Mr. Pope, $18,732 and Mr. Riordan, $7,109. Dividends paid on these shares are accrued and credited as additional shares on December 31 of each year. In 2011, there were 1,233 and 468 shares credited to Mr. Pope’s and Mr. Riordan’s accounts, respectively.

Company Information

Certain Transactions

In February 2007, the Corporate Responsibility & Governance Committee adopted a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the committee or (ii) if the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the board, such disinterested members of the board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our shareholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the Chairman of the committee of any related person transaction of which he or she becomes aware.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2011 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that, due to administrative error one report on Form 4 relating to the vesting of restricted stock units was filed late for Mr. Chaden.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees), including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

During the course of the fiscal year ended December 31, 2011, management completed the documentation, testing and evaluation of the

Company Information

Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the Company’s independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this progress.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee

John C. Pope, Chairman

Susan M. Cameron

Lee A. Chaden

Michael T. Riordan

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2011 and 2010. Total fees paid to Deloitte for audit services rendered during 2011 and 2010 were $9,286,000 and $9,274,000, respectively.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2011 and 2010 were $5,000 and $873,000, respectively, primarily related to international attest services in 2011 and acquisition due diligence in 2010.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2011 and 2010 were $51,000 and $127,000, respectively, primarily related to international tax compliance in both years.

All Other Fees — No other fees were paid to Deloitte for any other services rendered during 2011 and 2010.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to, the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed the thresholds established by the pre- approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Submitting Stockholder Proposals and Nominations for 2013 Annual Meeting

Any proposals that stockholders wish to present at the 2013 Annual Meeting must be received by December 12, 2012 in order to be considered for inclusion in the Company’s proxy materials. The 2013 Annual Meeting is currently scheduled to be held on May 23, 2013.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2013 Annual Meeting that will not be considered for inclusion in the Company’s proxy materials, is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

Company Information

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 111 South Wacker Drive, Chicago, Illinois 60606-4301.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2012 Annual Meeting other than the election of directors, the advisory votes on executive compensation and frequency of advisory vote on executive compensation and ratification of the auditors and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Suzanne S. Bettman, Secretary

Chicago, Illinois, April 11, 2012

Appendix A

R.R. DONNELLEY & SONS COMPANY

2012 PERFORMANCE INCENTIVE PLAN

(as adopted by the Board of Directors on April 5, 2012)

I. General

1. Plan. To provide incentives to officers, other employees and other persons providing services to R.R. Donnelley & Sons Company (the “Company”) through rewards based upon the ownership or performance of the common stock, par value $1.25 per share, of the Company (“common stock”) or other performance measures, the Committee hereinafter designated may grant cash or bonus awards, stock options, stock appreciation rights (“SARs”), restricted stock, stock units or combinations thereof, to eligible participants, on the terms and subject to the conditions stated in this 2012 Performance Incentive Plan (the “Plan”). In addition, to provide incentives to members of the Board of Directors (the “Board”) who are not employees of the Company (“non-employee directors”), such non-employee directors are eligible to receive awards as set forth in Article V of the Plan. For purposes of the Plan, references to employment by or service to the Company also means employment by or service to a direct or indirect majority-owned subsidiary of the Company and employment by or service to any other entity designated by the Board or the Committee in which the Company has a direct or indirect equity interest.

2. Eligibility. Officers and other employees of, and other persons providing services to the Company (“participants”) shall be eligible, upon selection by the Committee, to receive cash or bonus awards, stock options, SARs, restricted stock and stock units, either singly or in combination, as the Committee, in its discretion, shall determine. In addition, non-employee directors shall receive awards on the terms and subject to the conditions stated in the Plan.

3. Limitation on Shares to be Issued. Subject to adjustment as provided in Section 5 of this Article I, 10,000,000 shares of common stock shall be available under the Plan, reduced by the aggregate number of shares of common stock which become subject to outstanding bonus awards, stock options, SARs which are not granted in tandem with or by reference to a stock option (“free-standing SARs”), restricted stock awards and stock unit awards. Shares subject to a grant or award under the Plan which are not issued or delivered, by reason of the expiration, termination, cancellation or forfeiture of all or a portion of the grant or award or the settlement of the grant or award in cash shall again be available for future grants and awards under the Plan; provided, however, that for purposes of this sentence, stock options and SARs granted in tandem with or by reference to a stock option granted prior to the grant of such SARs (“tandem SARs”) shall be treated as one grant. Shares tendered or withheld upon exercise of an option, vesting of restricted stock or stock units, settlement of an SAR or upon any other event to pay exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of an SAR, the total number of shares remaining available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised.

For the purpose of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, the maximum number of shares of common stock with respect to which options or SARs or a combination thereof may be granted during any calendar year to any person shall be 1,500,000, subject to adjustment as provided in Section 5 of this Article I; provided, however, that for purposes of this sentence, stock options and tandem SARs shall be treated as one grant. If the Plan becomes effective, no new grants shall be made under any equity plan of the Company that is in effect as of the date immediately prior to the date of stockholder approval of the Plan (the “Existing Company Plans”) and all such Existing Company Plans shall be terminated, provided, however, that such termination shall have no effect on any outstanding awards granted under any Existing Company Plan.

Shares of common stock to be issued may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

4. Administration of the Plan. The Plan shall be administered by a Committee designated by the Board (the “Committee”), provided that the Board may designate a separate committee, also meeting the requirements set forth in the following sentence, to administer Article V hereof. Each member of the Committee shall be a director that the Board has determined to be (i) an “outside director” within the meaning of Section 162(m) of the Code, (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “independent” within

Appendix A

the meaning of the rules of the principal stock exchange on which the common stock is traded. The Committee shall, subject to the terms of the Plan, select eligible participants for grants and awards; determine the form of each grant and award, either as cash, bonus awards, stock options, SARs, restricted stock awards, stock unit awards or a combination thereof; and determine the number of shares or units subject to the grant or award, the fair market value of the common stock or units when necessary, the timing and conditions of vesting, exercise or settlement, whether dividends or dividend equivalents accrue under any award, and all other terms and conditions of each grant and award, including, without limitation, the form of instrument evidencing the grant or award. Notwithstanding the foregoing, all stock option awards, SARs, restricted stock awards and stock unit awards, other than awards that are subject to performance-based vesting conditions over a performance period of at least one year, shall have a minimum vesting period of at least three years from the date of grant (such vesting may, in the discretion of the Committee, occur in full at the end of such period or may occur in specified installments over such period, provided that no more than 40% of any particular award may vest by the end of the first year following the date of grant and no more than 80% of any particular award may vest by the end of the second year following the date of grant); provided, however, that the Committee may provide for early vesting upon the death, permanent and total disability, retirement or termination of service of the award recipient. The Committee may also waive this minimum vesting-period requirement (A) with respect to awards made to newly hired employees, (B) to accelerate vesting of awards made to existing employees affected by workforce reductions, (C) in similar circumstances, as determined by the Committee in the exercise of its discretion and (D) as otherwise required by law or the terms of the Plan. The Committee may establish rules and regulations for the administration of the Plan, interpret the Plan, and impose, incidental to a grant or award, conditions with respect to competitive employment or other activities not inconsistent with the Plan. All such rules, regulations, interpretations and conditions shall be conclusive and binding on all parties. Notwithstanding anything in this Plan to the contrary and subject to Section 5 of this Article I, to the extent required by the Nasdaq Stock Market, or any other stock exchange on which shares of Common Stock are traded, the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a repricing, without the approval of the stockholders of the Company.

Each grant and award shall be evidenced by a written instrument and no grant or award shall be valid until an agreement is executed by the Company and such grant or award shall be effective as of the effective date set forth in the agreement. The Committee may delegate some or all of its power and authority hereunder to the chief executive officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to (i) the selection for participation in the Plan of (A) a person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period a grant or award hereunder to such participant would be outstanding, (B) an officer or other person subject to Section 16 of the Exchange Act or (C) a person who is not an employee of the Company or (ii) decisions concerning the time, pricing or amount of a grant or award to a participant, officer or other person described in clause (i) above. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

5. Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event affecting the Company or its common stock, or any distribution to holders of the Company’s common stock other than a regular cash dividend, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to such transaction) available under the Plan, the specific share limitations otherwise set forth in the Plan, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to such transaction) subject to each outstanding bonus award, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to such transaction) subject to each outstanding stock option and the purchase price per security and the terms of each outstanding SAR shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and SARs without an increase in the aggregate purchase price or base price. For purposes of the Plan, the fair market value of the

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common stock on a specified date shall be the closing market price of the common stock on such date, or, if no such trading in the common stock occurred on such date, then on the next preceding date when such trading occurred.

6. Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the next meeting of stockholders held following the Board’s adoption of the Plan and, if approved, shall become effective on the date of such stockholder approval. The Plan shall terminate on the date on which shares are no longer available for grants or awards under the Plan, unless terminated prior thereto by action of the Board; provided, however that if the Plan itself has not previously terminated, Section 1 of Article V shall terminate on the date that is ten years from the date of stockholder approval of the Plan. No further grants or awards shall be made under the Plan after termination, but termination shall not affect the rights of any participant under any grants or awards made prior to termination.

7. Amendments. The Plan may be amended or terminated by the Board in any respect except that no amendment may be made without stockholder approval if stockholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Code, or such amendment would increase (subject to Section 5 of this Article I) the number of shares available under the Plan or would amend the prohibition on repricing of awards set forth in Section 4 of this Article I or otherwise permit the repricing of awards granted hereunder. No amendment may impair the rights of a holder of an outstanding grant or award without the consent of such holder.

II. Bonus Awards

1. Form of Award. Bonus awards, whether performance awards or fixed awards, may be made to eligible participants in the form of (i) cash, whether in an absolute amount or as a percentage of compensation, (ii) stock units, each of which is substantially the equivalent of a share of common stock but for the power to vote and, if the Committee so determines, in its sole discretion, the entitlement to an amount equal to dividends or other distributions otherwise payable on a like number of shares of common stock, (iii) shares of common stock issued to the participant but forfeitable and with restrictions on transfer in any form as hereinafter provided or (iv) any combination of the foregoing.

2. Performance Awards. (a) Awards may be made in terms of a stated potential maximum dollar amount, percentage of compensation or number of units or shares, with such actual amount, percentage or number to be determined by reference to the level of achievement of corporate, sector, business unit, division, individual or other specific performance goals over a performance period of not less than one nor more than ten years, as determined by the Committee.

(b) In no event shall any participant receive a payment with respect to any performance award if the minimum threshold performance goals requirement applicable to the payment is not achieved during the performance period.

(c) If the Committee desires that compensation payable pursuant to performance awards be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, then with respect to such performance awards, for any calendar year (i) the maximum compensation payable pursuant to any such performance awards granted during such year, to the extent payment thereunder is determined by reference to shares of common stock (or the fair market value thereof), shall not exceed 900,000 shares of common stock (or the fair market value thereof), subject to adjustment as set forth in Section 5 of Article I, and (ii) the maximum compensation payable pursuant to any such performance awards granted during such year, to the extent payment is not determined by reference to shares of common stock, shall not exceed $9,000,000. The limits set forth in this Section (c) of Article II shall be proportionately increased for performance periods that are longer than 12 months.

(d) The Committee may provide in any agreement evidencing a performance award under the Plan that the Committee shall retain sole discretion to reduce the amount of or eliminate any payment otherwise payable to a participant with respect to any performance award. If so provided in any agreement evidencing a performance award, the Committee may exercise such discretion by establishing conditions for payments in addition to the performance goals, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

(e) For purposes of the Plan, “performance goals” means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant’s receipt of all or a part of a performance-based award under the Plan. The performance goals shall be tied to

Appendix A

one or more of the following business criteria, determined with respect to the Company or the applicable sector, business unit or division: net sales; cost of sales; gross profit; earnings from operations; earnings before interest, taxes, depreciation and amortization; earnings before income taxes; earnings before interest and taxes; cash flow measures; return on equity; return on assets; return on net assets employed; return on capital; working capital; leverage ratio; stock price measures; enterprise value; safety measures; net income per common share (basic or diluted); EVA™ (Economic Value Added, which represents the cash operating earnings of the Company after deducting a charge for capital employed); cost reduction objectives or, in the case of awards not intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, any other similar criteria established by the Plan Committee for the applicable performance period. The Committee may provide in any agreement evidencing a performance award under the Plan that the Committee shall amend or adjust the performance goals or other terms or conditions of an outstanding award in recognition of unusual or nonrecurring events. If the Committee desires that compensation payable pursuant to any award subject to performance goals be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the performance goals (i) shall be established by the Committee no later than 90 days after the beginning of the applicable performance period (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard.

3. Fixed Awards. Awards may be made which are not contingent on the achievement of specific objectives, but are contingent on the participant’s continuing in the Company’s employ for a period specified in the award.

4. Rights with Respect to Restricted Shares. If shares of restricted common stock are subject to an award, the participant shall have the right, unless and until such award is forfeited or unless otherwise determined by the Committee at the time of grant, to vote the shares and to receive dividends thereon from the date of grant and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that (i) a distribution with respect to shares of common stock, other than a regular quarterly cash dividend, and (ii) a regular cash dividend with respect to shares of common stock that are subject to performance-based vesting conditions, in each case shall be deposited with the Company and shall be subject to the same restrictions as the shares of common stock with respect to which such distribution was made.

During the restriction period, the shares subject to a restricted stock award shall be held in book entry form, with the restrictions, terms and conditions duly noted, or alternatively a certificate or certificates representing restricted shares shall be registered in the holder’s name or the name of a nominee of the Company and may bear a legend, in addition to any legend which may be required under applicable laws, rules or regulations, indicating that the ownership of the shares of common stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the agreement relating to the shares of restricted common stock. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of common stock subject to the award in the event such award is forfeited in whole or in part. Upon termination of any applicable restriction period, including, if applicable, the satisfaction or achievement of applicable objectives, and subject to the Company’s right to require payment of any taxes, the requisite number of shares of common stock shall be delivered to the holder of such award.

5. Rights with Respect to Stock Units. If stock units are credited to a participant pursuant to an award, then, except as otherwise provided by the Committee in its sole discretion, amounts equal to dividends and other distributions otherwise payable on a like number of shares of common stock after the crediting of the units (unless the record date for such dividends or other distributions precedes the date of grant of such award) shall be credited to an account for the participant and held until the award is forfeited or paid out and interest may be credited on the account at a rate determined by the Committee.

6. Events Upon Vesting. At the time of vesting of an award made pursuant to this Article II, (i) the award (and any dividend equivalents, other distributions and interest which have been credited), if in units, shall be paid to the participant either in shares of common stock equal to the number of units, in cash equal to the fair market value of such shares, or in such

Appendix A

combination thereof as the Committee shall determine, (ii) the award, if a cash bonus award, shall be paid to the participant either in cash, or in shares of common stock with a then fair market value equal to the amount of such award, or in such combination thereof as the Committee shall determine and (iii) shares of restricted common stock issued pursuant to an award shall be released from the restrictions.

III. Stock Options

1. Options for Eligible Participants. Options to purchase shares of common stock may be granted to such eligible participants as may be selected by the Committee. These options may, but need not, constitute “incentive stock options” under Section 422 of the Code. To the extent that the aggregate fair market value (determined as of the date of grant) of shares of common stock with respect to which options designated as incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall not constitute incentive stock options. No incentive stock options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the effective date of the Plan.

2. Number of Shares and Purchase Price. The number of shares of common stock subject to an option and the purchase price per share of common stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of common stock shall not be less than 100% of the fair market value of a share of common stock on the date of grant of the option; provided, further, that if an incentive stock option shall be granted to any person who, on the date of grant of such option, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a “Ten Percent Holder”), the purchase price per share of common stock shall be the price (currently 110% of fair market value) required by the Code in order to constitute an incentive stock option.

3. Exercise of Options. The period during which options granted hereunder may be exercised shall be determined by the Committee; provided, however, that no stock option shall be exercised later than ten years after its date of grant; provided further, that if an incentive stock option shall be granted to a Ten Percent Holder, such option shall not be exercisable more than five years after its date of grant. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of common stock.

An option may be exercised (i) by giving written notice to the Company (or following other procedures designated by the Company) specifying the number of whole shares of common stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) in previously owned whole shares of common stock (for which the optionee has good title free and clear of all liens and encumbrances) having a fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold whole shares of Common Stock that would otherwise be delivered having a fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (E) to the extent expressly authorized by the Committee, via a cashless exercise arrangement with the Company or (F) a combination of (A) and (B), (ii) if applicable, by surrendering to the Company any SARs which are canceled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Committee shall have the sole discretion to disapprove of an election pursuant to clause (D). Any fraction of a share of common stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of common stock shall be delivered until the full purchase price therefor has been paid.

IV. Stock Appreciation Rights

1. Grants. Free-standing SARs entitling the grantee to receive cash or shares of common stock having a fair market value equal to the appreciation in market value of a stated number of shares of common stock from the date of grant to the date of exercise of such

Appendix A

SARs, or in the case of tandem SARs, from the date of grant of the related stock option to the date of exercise of such tandem SARs, may be granted to such participants as may be selected by the Committee. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. Tandem SARs shall be automatically canceled upon exercise of the related stock option.

2. Number of SARs and Base Price. The number of SARs subject to a grant shall be determined by the Committee. Any tandem SAR related to an incentive stock option shall be granted at the same time that such incentive stock option is granted. The base price of a tandem SAR shall be the purchase price per share of common stock of the related option. The base price of a free-standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the fair market value of a share of common stock on the date of grant of such SAR.

3. Exercise of SARs. The agreement relating to a grant of SARs may specify whether such grant shall be settled in shares of common stock (including restricted shares of common stock) or cash or a combination thereof. Upon exercise of an SAR, the grantee shall be paid the excess of the then fair market value of the number of shares of common stock to which the SAR relates over the base price of the SAR. Such excess shall be paid in cash or in shares of common stock having a fair market value equal to such excess or in such combination thereof as the Committee shall determine. The period during which SARs granted hereunder may be exercised shall be determined by the Committee; provided, however, no SAR shall be exercised later than ten years after the date of its grant; and provided, further, that no tandem SAR shall be exercised if the related option has expired or has been canceled or forfeited or has otherwise terminated. The Committee may, in its discretion, establish performance measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a tandem SAR, only with respect to whole shares of common stock and, in the case of a free-standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for restricted shares of common stock, the restricted shares shall be issued in accordance with Section 4 of Article II and the holder of such restricted shares shall have such rights of a stockholder of the Company as determined pursuant to such Section. Prior to the exercise of an SAR for shares of common stock, including restricted shares, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of common stock subject to such SAR.

A tandem SAR may be exercised (i) by giving written notice to the Company (or following other procedures designated by the Company) specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are canceled by reason of the exercise of such SAR and (iii) by executing such documents as the Company may reasonably request. A free-standing SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request.

V. Awards to Non-Employee Directors

1. Annual Grants to Non-Employee Directors. On the date of the Company’s 2012 annual meeting of stockholders, and on the date of each subsequent annual meeting prior to the termination of this Section 1, the Company shall make an award under the Plan to each individual who is, immediately following such annual meeting, a non-employee director. Awards granted pursuant to this Section 1 of Article V shall be in the form of stock options, restricted stock, stock units or SARs. The form of such awards, and the number of shares subject to each such award, shall be determined by a committee meeting the requirements for the Committee described above in Section 4 of Article I in the exercise of its sole discretion.

2. Elective Options for Non-Employee Directors. Each non-employee director may from time to time elect, in accordance with procedures to be specified by the Committee, to receive in lieu of all or part of (i) any annual base cash retainer fee for services as a director of the Company, any fees for attendance at meetings of the Board or any committee of the Board and any fees for serving as a member or chairman of any committee of the Board that would otherwise be payable to such non-employee director (“Fees”) or (ii) any annual phantom stock award granted to such non-employee director pursuant to the Retirement Benefits and Phantom Stock Grants for Directors Policy (“Retirement Benefit”), an option to purchase shares of common stock, which option shall have a value (as determined in accordance with the Black-Scholes stock option valuation method) as of the date

Appendix A

of grant of such option equal to the amount of such Fees or Retirement Benefit and which shall be subject to all of the terms and conditions set forth in Article III of the Plan. Notwithstanding anything to the contrary set forth elsewhere in the Plan, an option granted to a non-employee director pursuant to this Section 2 of Article V shall become exercisable in full on the first anniversary of the date of grant.

VI. Other

1. Non-Transferability of Options and Stock Appreciation Rights. No option or SAR shall be transferable other than (i) by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise set forth in the agreement relating to such option or SAR. Each option or SAR may be exercised during the participant’s lifetime only by the participant or the participant’s guardian, legal representative or similar person or the permitted transferee of the participant. Except as permitted by the second preceding sentence, no option or SAR may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option or SAR, such award and all rights thereunder shall immediately become null and void.

2. Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of common stock or the payment of any cash pursuant to a grant or award hereunder, payment by the holder thereof of any federal, state, local or other taxes which may be required to be withheld or paid in connection therewith. An agreement may provide that (i) the Company shall withhold whole shares of common stock which would otherwise be delivered to a holder, having an aggregate fair market value determined as of the date the obligation to withhold or pay taxes arises in connection therewith (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of previously owned whole shares of common stock (which the holder has held for at least six months prior to the delivery of such shares or which the holder purchased on the open market and for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate fair market value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of common stock which would otherwise be delivered having an aggregate fair market value determined as of the Tax Date or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such liability, (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C); provided, however, that the Committee shall have sole discretion to disapprove of an election involving clause (D). An agreement relating to a grant or award hereunder may not provide for shares of common stock to be withheld having an aggregate fair market value in excess of the minimum amount of taxes required to be withheld. Any fraction of a share of common stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

3. Acceleration Upon Change in Control. If while (i) any performance award or fixed award granted under Article II is outstanding, (ii) any stock option granted under Article III of the Plan or SAR granted under Article IV of the Plan is outstanding or (iii) any award made to non-employee directors pursuant to Article V (“nonemployee director awards”) is outstanding:

(a) any “person,” as such term is defined in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) thereof (but not including (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) (hereinafter a “Person”) is or becomes the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, excluding an acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities) representing

Appendix A

50% or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of two (2) consecutive years beginning on the date that stockholders approve the Plan, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into any agreement with the Company to effect a transaction described in Clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) a merger or consolidation of the Company with any other corporation (hereinafter, a “Corporate Transaction”) is consummated, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or for the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets,

(any of such events being hereinafter referred to as a “Change in Control”), then upon the date of such Change in Control, (i) with respect to such performance awards, the highest level of achievement specified in the award shall be deemed met and the award shall be immediately and fully vested, (ii) with respect to such fixed awards, the period of continued employment specified in the award upon which the award is contingent shall be deemed completed and the award shall be immediately and fully vested, (iii) with respect to such options and SARs, all such options and SARs, whether or not then exercisable in whole or in part, shall be immediately and fully exercisable and (iv) with respect to such non-employee director awards, all conditions with respect to vesting or exercisability shall be deemed to be satisfied and such awards shall be immediately and fully vested and exercisable. In connection with such Change in Control, the Board (as constituted prior the Change in Control) may, in its discretion:

(i) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of common stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Committee in accordance with Section 5 of Article I; and/or

(ii) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (a) a cash payment in an amount equal to (1) in the case of an option or an SAR, the number of shares of common stock then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the fair market value of a share of common stock as of the date of the Change in Control, over the exercise price or base price per share of common stock subject to such option or SAR, (2) in the case of a restricted stock award, stock unit award or bonus award denominated in shares of common stock, the number of shares of common stock then subject to the portion of such award surrendered, multiplied by the fair market value of a share of common stock as of the date of the Change in Control, and (3) in the case of a bonus award denominated in cash, the value of the bonus award then subject to the portion of such award surrendered; (b) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (a) above; or (c) a combination of the payment of cash pursuant to clause (a) above and the issuance of shares pursuant to clause (b) above.

4. Restrictions on Shares. Each grant and award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of

Appendix A

common stock subject thereto upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of common stock delivered pursuant to any grant or award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6. No Right of Participation or Employment. No person (other than non-employee directors to the extent provided in Article V) shall have any right to participate in the Plan. Neither the Plan nor any grant or award made hereunder shall confer upon any person any right to employment or continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

7. Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of common stock or other equity security of the Company which is subject to a grant or award hereunder unless and until such person becomes a stockholder of record with respect to such shares of common stock or equity security.

8. Awards Subject to Clawback. The awards and any cash payment or securities delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

9. Governing Law. The Plan, each grant and award hereunder and the related agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

10. Foreign Participants. Notwithstanding any provision of the Plan to the contrary the Committee may, with a view to both promoting achievement of the purposes of the Plan and complying with (i) provisions of laws in countries outside the United States in which the Company or its subsidiaries operate or have employees and (ii) the rules of any foreign stock exchange upon which the common stock may be listed, determine which persons outside the United States shall be eligible to participate in the Plan on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or advisable and, to that end, the Committee may establish sub-plans, modified option exercise procedures and other terms and procedures.

11. Insider Limits. Notwithstanding any other provision of the Plan, (i) the maximum number of shares of common stock which may be reserved for issuance to insiders (as defined in the Ontario Securities Act) under the Plan, together with any other previously established or proposed incentive plan, shall not exceed 10% of the outstanding shares of common stock, (ii) the maximum number of shares of common stock which may be issued to insiders under the Plan, together with any other previously established or proposed incentive plan, within any one year period shall not exceed 10% of the outstanding shares of common stock, and (iii) the maximum number of shares of common stock which may be issued to any one insider and his or her associates under the Plan, together with any other previously established or proposed incentive plan, within a one year period, shall not exceed 5% of the outstanding shares of common stock.

12. Approval of Plan. The Plan and all grants and awards made hereunder shall be null and void if the adoption of the Plan is not approved by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the next meeting of stockholders following the Board’s adoption of the Plan.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2012.

Vote by Internet • Go to www.investorvote.com/RRD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Thomas J. Quinlan III	☐	☐	☐	02 - Stephen M. Wolf	☐	☐	☐	03 - Susan M. Cameron	☐	☐	☐

04 - Lee A. Chaden	☐	☐	☐	05 - Richard L. Crandall	☐	☐	☐	06 - Judith H. Hamilton	☐	☐	☐

07 - Thomas S. Johnson	☐	☐	☐	08 - John C. Pope	☐	☐	☐	09 - Michael T. Riordan	☐	☐	☐

10 - Oliver R. Sockwell	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.			The Board of Directors recommends a vote AGAINST Proposal 5.

	For	Against	Abstain		For	Against	Abstain
2. Advisory Vote on Executive Compensation.	☐	☐	☐	5. Stockholder proposal with respect to a sustainable paper purchasing report.	☐	☐	☐
	For	Against	Abstain
3. Approval of 2012 Performance Incentive Plan.	☐	☐	☐
	For	Against	Abstain
4. Ratification of the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

01GGYB

Admission Ticket

R.R. Donnelley & Sons Company

2012 Annual Meeting of Stockholders

Thursday, May 17, 2012 at 10:00 a.m. (Chicago Time)

Renaissance Chicago

Chicago O’Hare Suites

8500 West Bryn Mawr

Rosemont, Illinois

Salons A&B

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits the named stockholder(s). Photocopies will not be accepted.

You may be asked for identification at the time of admission.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — R.R. Donnelley & Sons Company

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 17, 2012

The undersigned hereby appoints Daniel N. Leib and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on May 17, 2012, at 10:00 a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas J. Quinlan III, (02) Stephen M. Wolf, (03) Susan M. Cameron (04) Lee A. Chaden, (05) Richard L. Crandall, (06) Judith H. Hamilton, (07) Thomas S. Johnson, (08) John C. Pope, (09) Michael T. Riordan and (10) Oliver R. Sockwell.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the listed nominees, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds, the Tax Credit Stock Ownership Plan and the RR Donnelley Employee Stock Purchase Plan.

Your vote is important! Please sign and date and return promptly in the enclosed postage-paid envelope.

D	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by an authorized person(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD.